UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Rush Enterprises, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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555 IH-35 SOUTH, SUITE 500

NEW BRAUNFELS, TEXAS 78130

April 4, 2012

To the Shareholders of Rush Enterprises, Inc.:

Rush Enterprises, Inc.’s 2012 Annual Meeting of Shareholders will be held on Tuesday, May 15, 2012, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

At the annual meeting, we will ask you to:

1.	Elect W. Marvin Rush, W.M. “Rusty” Rush, James C. Underwood, Harold D. Marshall, Thomas A. Akin and Gerald R. Szczepanski as directors to hold office until the 2013 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year; and

3.	Transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The accompanying formal notice and proxy statement further discuss the matters that will be presented for shareholder vote. Following the annual meeting, shareholders will have the opportunity to ask questions and comment on our operations.

It is important that your views be represented whether or not you are able to attend the annual meeting. If you are unable to attend the annual meeting in person and wish to have your shares voted, please sign, date and return the enclosed proxy in the accompanying envelope as promptly as possible or otherwise follow the voting instructions enclosed herewith.

We hope that you will take this opportunity to meet with us to discuss the results and operations of the Company for the 2011 fiscal year.

Sincerely,

W. Marvin Rush

Chairman

RUSH ENTERPRISES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Rush Enterprises, Inc. (the “Company”) will be held on Tuesday, May 15, 2012, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, for the following purposes:

•	To elect W. Marvin Rush, W.M. “Rusty” Rush, James C. Underwood, Harold D. Marshall, Thomas A. Akin and Gerald R. Szczepanski as directors to hold office until the 2013 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year; and

•	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Information with respect to the above matters is set forth in the proxy statement that accompanies this Notice of Annual Meeting of Shareholders.

The Board of Directors fixed the close of business on March 30, 2012, as the record date for determining shareholders entitled to receive notice of, and to vote at, the annual meeting. The Company will maintain a list of shareholders entitled to vote at the annual meeting at the Company’s principal executive offices during normal business hours for ten days prior to the annual meeting. Any shareholder may examine the list for any purpose relevant to the annual meeting during such ten-day period. The list will also be available for examination throughout the duration of the annual meeting.

By Order of the Board of Directors,

W. MARVIN RUSH

Chairman

New Braunfels, Texas

April 4, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 15, 2012

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2011 Annual Report, the Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing the “Investor Relations—Financial Information—Annual Reports & Proxy Material” section of the Company’s website at http://investor.rushenterprises.com/annuals.cfm. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

IMPORTANT

You are cordially invited to attend the annual meeting in person. Even if you plan to be present, please mark, sign, date and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States, or otherwise follow the enclosed voting instructions.

2012 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Time and Date	May 15, 2012

• Place	Rush Enterprises, Inc.’s executive offices
555 IH-35 South, Suite 500, New Braunfels, Texas 78130

• Record Date	March 30, 2012

• Voting	Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share.

Meeting Agenda

•	Election of six directors

•	Ratification of Ernst & Young LLP as independent auditors for 2012

Voting Matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH NOMINEE	13
Ratification of Ernst & Young as Auditors for 2012	FOR	23

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CC	NGC
W. Marvin Rush	73	1965	Chairman, Rush Enterprises, Inc.	• Founder • Truck Industry • Leadership • Shareholder
W. M. “Rusty” Rush	53	1996	President and C.E.O., Rush Enterprises, Inc.	• Truck Industry • Leadership
Harold D. Marshall	76	1999	Former President and C.O.O., Associates First Capital Corp.	• Finance • Truck Industry • Leadership	X	X	C	X
Thomas A. Akin	57	2004	Partner, Akin, Doherty, Klein & Feuge, P.C.	• Accounting • Finance • Leadership	X	C	X	X
Gerald R. Szczepanski	63	2008	Former C.E.O., Gadzooks, Inc.	• Retail Industry • Leadership	X	X	X	X
James C. Underwood	68	2008	Former Vice Chairman, Isuzu Commercial Truck of America	• Truck Industry • Leadership	X	X	X	C

AC	Audit Committee
CC	Compensation Committee
NGC	Nominating and Governance Committee
C	Chair

Attendance	No director nominee, all of whom are current directors, attended fewer than 75% of the Board meetings and committee meetings on which he sits.

Auditors

As a matter of good corporate governance, we are asking shareholders to ratify the selection of Ernst & Young LLP as our independent auditors for 2012. Set forth below is summary information with respect to Ernst & Young’s fees for services provided in 2010 and 2011.

Type of Fees	2010	2011
Audit Fees	$409,379	$420,000
Audit-related Fees	—	—
Tax Fees	183,680	168,250
All Other Fees	—	—

Total	$593,059	$588,250

Executive Compensation Elements

Type	Form	Terms
Equity	Stock options	• Options generally vest in increments of 1/3 on each anniversary of the grant date beginning on the third anniversary of the grant date
	Restricted stock units (RSUs)	• RSU awards generally vest in increments of 1/3 on each anniversary of the grant date beginning on the first anniversary of the grant date (first issued March 15, 2011)
Cash	Base salary	• Generally eligible for increase from time to time
	Bonus	• Discretionary based on the Company’s continued operations before taxes
Other	Perquisites	• Annual physical, automobile and gasoline allowance, parking, long-term disability insurance, personal use of the Company’s ranch and corporate aircraft, insurance, and home security[1]

Other Key Compensation Features

•

The Company has implemented stock ownership guidelines that, along with the design of long-term equity incentive awards, promotes long-term executive stock ownership and aligns executive interests with those of our shareholders.

•	The Company’s Executive Transition Plan, in which the named executive officers participate, employs a double-trigger change in control termination provision.

•

We continued to adhere to our policy that prohibits excise tax gross-up payments in any future change in control arrangements with executive officers, unless the arrangement is approved by shareholders.

•

We continued to enforce our hedging policy that prohibits our directors, executive officers and certain other key employees from trading in options or any Rush Enterprises, Inc. stock derivatives or otherwise profiting from short-term speculative swings in the value of Rush Enterprises, Inc. common stock.

[1]	Note – not a complete listing.

2011 Compensation Decisions

•	All of the named executive officers received an increase in their base salary, except for the Chairman, in recognition of, among other things, their individual performance as further discussed below.

•	All of the named executive officers earned a cash performance bonus in recognition of, among other things, the significant improvement in our financial performance in 2011.

•

All of the named executive officers were granted long-term equity incentive awards, which were allocated approximately 70% in stock options that vest over three years beginning on the third anniversary of the grant date and 30% in RSU awards that vest over three years beginning on the first anniversary of the grant date.

2011 Compensation Summary

Set forth below is the 2011 compensation for each named executive officer as determined under SEC rules.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
W. Marvin Rush, Chairman	1,000,008	430,000	224,880	521,040	386,224	2,562,152
W.M. “Rusty” Rush, President and Chief Executive Officer	900,016	1,000,000	281,100	651,300	167,690	3,000,106
Martin A. Naegelin, Jr., Executive Vice President	392,200	249,000	112,440	260,520	24,221	1,038,381
David C. Orf Senior Vice President – Marketing, Fleets and Specialized Equipment	326,320	216,000	80,395	186,272	22,491	831,478
Steven L. Keller, Senior Vice President, Chief Financial Officer and Treasurer	295,250	192,000	74,960	173,680	26,077	761,967

2012 Annual Meeting

•	Deadline for shareholder proposals to be eligible for inclusion in the Company’s proxy materials is December 12, 2012.

RUSH ENTERPRISES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

to be held on May 15, 2012

This proxy statement is furnished in connection with the solicitation of proxies by Rush Enterprises, Inc. (the “Company”), on behalf of its Board of Directors, for the 2012 Annual Meeting of Shareholders. This proxy statement and the related proxy card are being distributed on or about April 11, 2012.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND

THE ANNUAL MEETING

When And Where Is The Annual Meeting?

The annual meeting will be held on May 15, 2012, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, for the purposes set forth in the preceding Notice of Annual Meeting of Shareholders.

What Matters Will Be Voted Upon At The Annual Meeting?

At the annual meeting you will be asked to:

•

Consider and vote upon a proposal to elect W. Marvin Rush, W.M. “Rusty” Rush, James C. Underwood, Harold D. Marshall, Thomas A. Akin and Gerald R. Szczepanski as directors to hold office until the 2013 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	Consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the 2012 fiscal year; and

•	Transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Who Is Entitled To Vote?

Shareholders of record of the Company’s Class A Common Stock, $.01 par value per share (the “Class A Common Stock”), and of the Company’s Class B Common Stock, $.01 par value per share (the “Class B Common Stock”) at the close of business on March 30, 2012, which is the “Record Date,” are entitled to notice of, and to vote at, the annual meeting. The Class A Common Stock and Class B Common Stock are sometimes collectively referred to in this proxy statement as the “Common Stock.” Shares that may be voted include shares that are held (a) directly by the shareholder of record, and (b) beneficially through a broker, bank or other nominee.

At the close of business on the Record Date, there were outstanding 27,871,634 shares of Class A Common Stock and 10,792,223 shares of Class B Common Stock entitled to be voted at the annual meeting. On September 20, 2007, the Board of Directors declared a 3-for-2 stock split of the Class A Common Stock and Class B Common Stock, to be effected in the form of a stock dividend. On October 10, 2007, the Company distributed one additional share of stock for every two shares of Class A Common Stock and Class B Common Stock held by shareholders of record as of October 1, 2007. All share and per share data (except par value) in this proxy statement have been adjusted and restated to reflect the stock dividend. The holders of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of Class A Common Stock on the Record Date will be entitled to 1/20th of one vote per share, on each matter voted on at the annual meeting. The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

What Is The Difference Between Holding Shares As A “Registered Owner” And As A “Beneficial Owner”?

Most of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

•

Registered Owners – If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are the shareholder of record. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting.

•

Beneficial Owners – If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote on your behalf or to vote in person at the annual meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the shareholder of record), giving you the right to vote the shares in person at the annual meeting.

What Constitutes A Quorum?

The holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy at the annual meeting, will constitute a quorum for the transaction of business at the annual meeting. Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal, and “broker non-votes” will all be counted as present for purposes of determining a quorum.

What Is A Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (a) the beneficial owner has not instructed the nominee how to vote, and (b) the nominee lacks discretionary voting power to vote such shares. Generally, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owner of such shares.

The proposal to elect the six director nominees is a non-routine matter. Consequently, a nominee will not be able to vote shares of the Company’s Common Stock held in “street name” without the beneficial owner’s specific voting instructions on this proposal. Because brokers, banks and other nominees will not be able to vote on this proposal without voting instructions from beneficial owners, we encourage all shareholders that hold shares through a bank, broker or other nominee to provide voting instructions to such parties to ensure that their shares are voted at the annual meeting. The proposal to ratify the appointment of E&Y as the Company’s independent registered public accounting firm for the 2012 fiscal year is a routine matter and a nominee is permitted to exercise discretionary voting power with respect to this proposal.

What Shareholder Approval Is Necessary For Approval Of The Proposals?

•	Election of Directors

A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the annual meeting is required for the election of directors. Accordingly, the six director nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

•	Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the annual meeting, is required for the ratification of the appointment of E&Y. Abstentions will have the same effect as votes against this proposal.

May I Vote My Shares In Person At The Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you have the right to vote these shares in person at the annual meeting.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may vote these shares in person at the annual meeting once you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote such shares at the annual meeting, completed such legal proxy and presented it to the Company at the annual meeting.

Even if you plan to attend the annual meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the annual meeting.

How Can I Vote My Shares Without Attending The Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you may instruct the named proxy holders on how to vote these shares by completing, signing, dating and returning the enclosed proxy card in the postage pre-paid envelope provided with this proxy statement.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may instruct your broker, bank or other nominee on how to vote these shares. Your nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote such shares. You should follow the instructions provided by your nominee in directing your nominee on how to vote these shares.

If My Shares Are Held In “Street Name,” Will My Broker, Bank Or Other Nominee Vote My Shares For Me?

Brokers, banks and other nominees who do not have instructions from their “street name” customers may not use their discretion in voting their customers’ shares on “non-routine” matters. The proposal to elect the six director nominees is a non-routine matter. The proposal to ratify the appointment of E&Y as the Company’s independent registered public accounting firm is considered a routine matter and, therefore, if beneficial owners fail to give voting instructions, nominees will have discretionary authority to vote such shares of our Common Stock with respect to this proposal. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How Will My Proxy Be Voted?

Shares represented by a properly executed proxy that is timely received, and not subsequently revoked, will be voted at the annual meeting or any adjournments or postponements thereof in the manner directed on the proxy. Steven L. Keller, our Chief Financial Officer, and Martin A. Naegelin, our Executive Vice President, have been designated by the Board of Directors as the proxies to represent you and vote your shares at the annual meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted (a) FOR the election of the director nominees, (b) FOR the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the 2012 fiscal year and (c) in accordance with the proxy holders’ best judgment as to any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

May I Revoke My Proxy And Change My Vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the annual meeting.

If you are the registered owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote by (a) submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), (b) giving notice of your changed vote to us in writing mailed to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels Texas 78130, Attn: Derrek Weaver, or (c) attending the annual meeting and giving oral notice of your intention to vote in person.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote (a) by submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions or (b) if you have obtained a legal proxy from your nominee giving you the right to vote your shares in person at the annual meeting, by attending the annual meeting, presenting the completed legal proxy to the Company and voting in person.

You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.

Who Will Pay The Costs Of Soliciting Proxies?

The costs of soliciting proxies pursuant to this proxy statement, if any, will be borne by the Company. Proxies will be solicited by mail, in person or by telephone, electronic mail or facsimile. The Company will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our shareholders. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our Common Stock.

What Other Business Will Be Presented At The Annual Meeting?

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the annual meeting. If any other matters should properly arise at the annual meeting, the persons named as proxies, Steven L. Keller and Martin A. Naegelin, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting or any adjournments or postponements thereof.

What Are The Deadlines To Nominate Directors Or To Propose Other Business For Consideration At The 2013 Annual Meeting of Shareholders?

In order for a shareholder proposal to be eligible to be included in the Company’s proxy statement and proxy card for the 2013 Annual Meeting of Shareholders, the proposal (a) must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver, on or before December 12, 2012, and (b) must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company’s Amended and Restated Bylaws and policies, and must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Notice of any director nomination or the proposal of other business that you intend to present at the 2013 Annual Meeting of Shareholders, but do not intend to have included in the Company’s proxy statement and form of proxy relating to the 2013 Annual Meeting of Shareholders, must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver, not later than the close of business on February 14, 2013, and not earlier than the close of business on January 15, 2013. In the event that the date of the 2013 Annual Meeting of Shareholders has changed by more than 30 days from the anniversary date of the 2012 Annual Meeting of Shareholders, the notice must be delivered to and received by the Company not earlier than the close of business on the 120th day prior to the 2013 Annual Meeting of Shareholders and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. In addition, your notice must set forth the information required by the Company’s Amended and Restated Bylaws with respect to each director nomination or proposal of other business that you intend to present at the 2013 Annual Meeting of Shareholders.

Any shareholder desiring a copy of the Company’s Amended and Restated Bylaws will be furnished one without charge upon written request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver.

Who Will Count The Votes At The Annual Meeting?

American Stock Transfer and Trust Company, LLC, the Company’s transfer agent, will tabulate the votes and Steven L. Keller, the Company’s Chief Financial Officer, will act as the inspector of election at the annual meeting.

Where Can I Find The Voting Results Of The Annual Meeting?

The Company intends to publish final voting results of the annual meeting in a current report on Form 8-K within four days after the annual meeting.

What Should I Do If I Receive More Than One Set Of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

What Is Householding?

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this practice, certain shareholders who have the same address and last name will receive only one copy of this proxy statement and the Company’s 2011 Annual Report, unless one or more of these shareholders notifies the Company that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one copy of this proxy statement and the Company’s 2011 Annual Report, and would like to request a separate copy of these materials, or you do not wish to participate in householding in the future, please call (800) 973-7874 or mail such request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver. The Company will promptly deliver a separate copy of this proxy statement and the Company’s 2011 Annual Report upon receipt of such request. Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

What Do I Need To Do Now?

First, read this proxy statement carefully. Then, if you are a registered owner, you should, as soon as possible, submit your proxy by executing and returning the proxy card. If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker, bank or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy card to the Company, but fail to specify a voting choice, your shares will be voted (a) FOR the approval of W. Marvin Rush, W.M. “Rusty” Rush, James C. Underwood, Harold D. Marshall, Thomas A. Akin, and Gerald R. Szczepanski as directors to hold office until the 2013 Annual Meeting of Shareholders, (b) FOR the ratification of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and (c) in accordance with the proxy holders’ best judgment as to any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

Who Can Help Answer My Questions?

If you have questions concerning a proposal or the annual meeting, if you would like additional copies of this proxy statement or our 2011 Annual Report, or if you need directions to or special assistance at the annual meeting, please call Derrek Weaver toll free at (800) 973-7874. In addition, information regarding the annual meeting is available via the Internet at our website www.rushenterprises.com.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, YOU MAY VOTE BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BROKER, BANK OR OTHER NOMINEE AS PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PRINCIPAL SHAREHOLDERS

The table below sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 15, 2012, except as otherwise noted below, by:

•	Each person or entity known by us to beneficially own more than five percent (5%) of either class of Common Stock;

•	Each director, director nominee and named executive officer; and

•	All of our directors and executive officers as a group.

Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person.

Beneficial Ownership

	Class A Common Stock			Class B Common Stock			% Total
Name and Address(1)	Shares	% of Class		Shares	% of Class		Voting Power(2)
W. Marvin Rush(3)	74,325		*	4,107,575	37.8		33.3
Dimensional Fund Advisors LP(4)	2,255,374	7.6		976,455	9.0		8.8
GAMCO Investors, Inc. et al(5)	—		*	601,721	5.5		4.9
NewSouth Capital Management, Inc. (6)	1,387,776	4.7		—		*		*
FMR LLC(7)	3,105,846	10.5		—		*	1.3
Columbia Wanger Asset Management, LLC(8)	3,717,678	12.6		697,000	6.4		7.2
BlackRock, Inc.(9)	1,715,835	5.8		—		*		*
Janus Capital Management (10)	—		*	1,073,493	9.9		8.7
Janus Triton Fund(11)	—		*	650,106	6.0		5.3
Harold D. Marshall(12)	98,027		*	—		*		*
Thomas A. Akin(13)	129,658		*	—		*		*
James C. Underwood	10,551		*	—		*		*
Gerald R. Szczepanski	21,592		*	—		*		*
W.M. “Rusty” Rush(14)	302,852	1.0		101,007		*		*
Martin A. Naegelin, Jr.(15)	106,686		*	3,000		*		*
David Orf (16)	73,968		*	—		*		*
Steven L. Keller(17)	46,002		*	—		*		*
All executive officers and directors as a group (16 persons, including the executive officers and directors listed above)	1,149,584	3.9		4,211,581	38.8		34.6

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.
(1)	Except as otherwise noted, the business address of the named beneficial owner is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(2)	Based on a total of (a) 27,806,750 shares of Class A Common Stock and 10,792,223 shares of Class B Common Stock outstanding on March 15, 2012, (b) 1,655,334 shares of Class A Common Stock and 72,996 shares of Class B Common Stock underlying vested options and options that will vest within 60 days of March 15, 2012 (collectively referred to herein as “Vested Options”), (c) 33,156 shares of Class A Common Stock underlying unvested restricted stock awards as of March 15, 2012”), and (d) 34,662 shares of Class A Common Stock underlying unvested restricted stock units that will vest within 60 days of March 15, 2012.
(3)	Includes (a) 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W. Marvin Rush is a general partner, (b) 53,344 shares of Class A Common Stock with respect to Vested Options, (c) 4,000 shares of unvested restricted Class A Common Stock with regard to which the person indicated has voting rights, and (d) 4,000 shares of Class A Common Stock underlying unvested restricted stock units that will vest within 60 days of March 15, 2012. W. Marvin Rush is the beneficial owner of the shares held by 3MR Partners, L.P.
(4)	Dimensional Fund Advisors LP has (a) sole voting power of 2,216,198 shares of Class A Common Stock and sole voting power of 970,055 shares of Class B Common Stock, and (b) sole dispositive power of 2,255,374 shares of Class A Common Stock and sole dispositive power of 976,455 shares of Class B Common Stock. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information is based solely on information contained in a Schedule 13G/A6 and 13G/A5, filed with the SEC on February 14, 2012. Dimensional Fund Advisors LP is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Dimensional Fund Advisors LP.
(5)	GAMCO Investors, Inc., together with certain affiliates and subsidiaries, has (a) sole voting power of 601,721 shares of Class B Common Stock, and (b) sole dispositive power of 601,721 shares of Class B Common Stock. The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580-1435. This information is based solely on information contained in Schedule 13F, filed with the SEC on February 13, 2012. Neither GAMCO Investors, Inc. nor its affiliates and subsidiaries are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by GAMCO Investors, Inc. and its affiliates and subsidiaries.
(6)	NewSouth Capital Management, Inc. has (a) sole voting power of 931,984 shares of Class A Common Stock and (b) sole dispositive power of 1,387,776 shares of Class A Common Stock. The address of NewSouth Capital Management, Inc. is 999 S. Shady Grove Rd., Suite 501, Memphis, Tennessee 38120. This information is based solely on information contained in Schedule 13G, filed with the SEC on February 14, 2012. NewSouth Capital Management, Inc. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by NewSouth Capital Management, Inc.
(7)	FMR LLC, together with certain affiliates and subsidiaries, has (a) sole voting power of 884,405 shares of Class A Common Stock and (b) sole dispositive power of 3,105,846 shares of Class A Common Stock. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based solely on information contained in Schedule 13G/A9, filed with the SEC on February 14, 2012. Neither FMR LLC nor its affiliates and subsidiaries listed in such Schedule 13G is affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by FMR LLC and its affiliates and subsidiaries.
(8)	Columbia Wanger Asset Management, LLC has (a) sole voting power of 3,441,578 shares of Class A Common Stock and 665,000 shares of Class B Common Stock, and (b) sole dispositive power of 3,717,678 shares of Class A Common Stock and 697,000 shares of Class B Common Stock. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. This information is based solely on information contained in Schedule 13G/A6 and 13G/A1, filed with the SEC on February 13, 2012, and February 10, 2012, respectively. Columbia Wanger Asset Management, LLC is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Columbia Wanger Asset Management, LLC, except that Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LLC, holds (i) 11.7% of the Class A Common Stock and (ii) 6.1% of the Class B Common Stock.

(9)

BlackRock, Inc., together with certain of its subsidiaries, has (a) sole voting power of 1,715,835 shares of Class A Common Stock, and (b) sole dispositive power of 1,715,835 shares of Class A Common Stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. This information is based solely on information contained in Schedule 13G/A2 filed with the SEC on February 13, 2012. Neither BlackRock, Inc. nor any of its subsidiaries listed in the Schedule 13G/A2 are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by BlackRock, Inc. and its subsidiaries.

(10)	Janus Capital Management LLC has (a) sole voting power of 1,073,493 shares of Class B Common Stock, and (b) sole dispositive power of 1,073,493 shares of Class B Common Stock. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206. This information is based solely on information contained in Schedule 13G/A2 filed with the SEC on March 12, 2012. Janus Capital Management LLC is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Janus Capital Management LLC.
(11)	Janus Triton Fund has (a) sole voting power of 650,106 shares of Class B Common Stock and (b) sole dispositive power of 650,106 shares of Class B Common Stock. The address of Janus Triton Fund is 151 Detroit Street, Denver, Colorado 80206. This information is based solely on information contained in Schedule 13G/A2 filed with the SEC on March 12, 2012. Janus Triton Fund is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Janus Triton Fund.
(12)	Includes 90,000 shares of Class A Common Stock with respect to Vested Options.
(13)	Includes 90,000 shares of Class A Common Stock with respect to Vested Options.
(14)	Includes (a) 223,340 shares of Class A Common Stock and 72,996 shares of Class B Common Stock with respect to Vested Options, (b) 5,000 shares of unvested restricted Class A Common Stock with regard to which the person indicated has voting rights, and (c) 5,000 shares of Class A Common Stock underlying unvested restricted stock units that will vest within 60 days of March 15, 2012.
(15)	Includes (a) 86,336 shares of Class A Common Stock with respect to Vested Options, (b) 2,000 shares of unvested restricted Class A Common Stock with regard to which the person indicated has voting rights, and (c) 2,000 shares of Class A Common Stock underlying unvested restricted stock units that will vest within 60 days of March 15, 2012.
(16)	Includes (a) 57,222 shares of Class A Common Stock with respect to Vested Options, (b) 1,430 shares of unvested restricted Class A Common Stock with regard to which the person indicated has voting rights, and (c) 1,430 shares of Class A Common Stock underlying unvested restricted stock units that will vest within 60 days of March 15, 2012.
(17)	Includes (a) 25,152 shares of Class A Common Stock, (b) 1,200 shares of unvested restricted Class A Common Stock with regard to which the person indicated has voting rights, and (c) 1,333 shares of Class A Common Stock underlying unvested restricted stock units that will vest within 60 days of March 15, 2012.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of six directors, one of whom serves as our Chairman, one of whom serves as our President and Chief Executive Officer, and four of whom the Board of Directors has determined to be independent in accordance with the listing standards of the NASDAQ® Global Select Market. Applying these independence standards, the Board of Directors has determined that Messrs. Underwood, Marshall, Akin and Szczepanski are all independent directors. After due consideration, the Board of Directors has determined that none of these directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and they all meet the criteria for independence under the listing standards of the NASDAQ® Global Select Market. In particular, the Board of Directors considered Messrs. Marshall’s and Akin’s interest in the business transaction between the Company and Texstar National Bank described below under “Certain Relationships and Related Transactions.”

Six directors (constituting the entire Board of Directors) are to be elected at the annual meeting to serve for a one-year term and until their successors are elected and qualified or their earlier resignation or removal. All of the nominees named below are current directors of the Company, have consented to be named as director nominees in this proxy statement and have indicated their intent to serve as a director if elected.

Name	Age	Positions and Offices with the Company	Served as a Director Since
W. Marvin Rush	73	Chairman and Director	1965
W.M. “Rusty” Rush	53	President, Chief Executive Officer and Director	1996
James C. Underwood	68	Director	2008
Harold D. Marshall	76	Director	1999
Thomas A. Akin	57	Director	2004
Gerald R. Szczepanski	63	Director	2008

Biographical information on the nominees is set forth below under “Further Information — Board of Directors, Executive Officers and Nominees for Board of Directors.”

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board of Directors may nominate, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF

THE ABOVE DIRECTOR NOMINEES

Committees of the Board of Directors

The business of the Company is managed under the direction of the Board of Directors. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are the three standing committees of the Board of Directors. The charters for the three standing committees of the Board of Directors are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Audit Committee

In 2011, the Company’s Audit Committee consisted of the following directors: Thomas A. Akin, Chair of the Audit Committee, Harold D. Marshall, James C. Underwood and Gerald R. Szczepanski. The Board of Directors has determined that each member of the Audit Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations. The Board of Directors has also determined that each member of the Audit Committee is financially literate and that Mr. Akin has the attributes of an “Audit Committee Financial Expert,” as defined in applicable SEC regulations. The Audit Committee met five times during 2011. The composition of the Audit Committee has not changed for 2012.

As set forth in more detail in the Audit Committee charter, the Audit Committee’s purpose is to assist the Board of Directors in its oversight responsibilities related to the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The specific responsibilities of the Audit Committee include:

•

Reviewing and discussing with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations therein;

•	Appointing, compensating, overseeing and terminating the Company’s independent registered public accounting firm;

•	Approving all audit and non-audit services to be provided by the independent registered public accounting firm;

•	Reviewing the integrity of the Company’s external financial reporting processes and internal controls over financial reporting;

•

Reviewing and approving all related-person transactions (as defined by the SEC) as required by the SEC and the NASDAQ® Global Select Market, and periodically reassessing these transactions to ensure their continued appropriateness;

•	Discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•

Reviewing periodically with the General Counsel or Chief Compliance Officer, as applicable, matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable rules and regulations, and any material reports or inquiries received from regulators or governmental agencies;

•	Preparing the Audit Committee Report for inclusion in the Company’s annual proxy statements; and

•	Complying with all other responsibilities and duties set forth in the Audit Committee charter.

For more information regarding the Audit Committee, please refer to the Audit Committee Report contained in this proxy statement.

Compensation Committee

In 2011, the Company’s Compensation Committee consisted of the following directors: Harold D. Marshall, Chair of the Compensation Committee, James C. Underwood, Gerald R. Szczepanski and Thomas A. Akin. The Board of Directors has determined that each member of the Compensation Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market. The Compensation Committee met four times during 2011. The composition of the Compensation Committee has not changed for 2012.

The specific responsibilities of the Compensation Committee include:

•	Administering the Company’s compensation philosophy and programs and reviewing and modifying such philosophy and programs as necessary;

•

Reviewing and approving all compensation for the Company’s directors and executive officers, including the Company’s Chief Executive Officer, and supervising all bonus and equity-based compensation awards to all Company employees;

•	Supervising the administration of the Company’s incentive compensation and equity-based compensation plans;

•	Overseeing, reviewing and discussing with management the preparation of the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement;

•	Preparing the Compensation Committee Report for inclusion in the Company’s proxy statement; and

•	Complying with all other responsibilities and duties set forth in the Compensation Committee charter.

The Compensation Committee may establish subcommittees of one or more members, and delegate its authority and responsibilities to such subcommittees, when appropriate and in accordance with applicable rules and regulations. The Compensation Committee may also engage compensation consultants and other advisors, from time to time, to advise the Compensation Committee on executive compensation practices and policies or any other matters within the scope of its charter.

Nominating and Governance Committee

In 2011, the Company’s Nominating and Governance Committee consisted of the following directors: James C. Underwood, Chair of the Nominating and Governance Committee, Harold D. Marshall, Gerald R. Szczepanski and Thomas A. Akin. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market. The Nominating and Governance Committee met four times during 2011. The composition of the Nominating and Governance Committee has not changed for 2012.

The specific responsibilities of the Nominating and Governance Committee include:

•	Identifying individuals believed to be qualified to become members of the Board of Directors and recommending qualified individuals to the Board of Directors to stand for election as directors;

•	Recommending individuals to fill vacancies on the Board of Directors;

•	Identifying and recommending directors qualified to fill vacancies on any committee of the Board of Directors;

•	Making recommendations to the Board of Directors from time to time regarding changes to the size of the Board of Directors or any committee thereof;

•	Developing, reviewing and reassessing the adequacy of corporate governance guidelines for the Company;

•	Assessing annually the performance of the Board of Directors and receiving comments from all directors related to such annual performance review;

•	Developing succession planning policies and principles for the Company’s Chief Executive Officer; and

•	Complying with all other responsibilities and duties set forth in the Nominating and Governance Committee charter.

Board Leadership Structure

Our Board of Directors separates the roles of Chairman of the Board and Chief Executive Officer; however, both offices are executive officer positions within the Company. W. Marvin Rush founded the Company in 1965. He served as President from its inception until November 1995 when he began his service as Chairman of the Board and Chief Executive Officer of the Company. In 2006, he resigned his position as Chief Executive Officer but continues to serve as Chairman of the Board. Pursuant to our Amended and Restated Bylaws, our Chairman of the Board is an executive officer of the Company.

The Board of Directors believes that the Company is best served by a Chairman who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role. Consequently, the Board of Directors has determined that W. Marvin Rush is best positioned to serve as Chairman of the Board. As the founder of the Company, W. Marvin Rush is familiar with the Company’s business and industry and can lead the Company and the Board of Directors in identifying and prioritizing the Company’s strategies and initiatives. W.M. “Rusty” Rush’s responsibility as the Chief Executive Officer is to manage the Company’s overall business, including ensuring the effective implementation of corporate strategy; ensuring financial and operational objectives are attained; and participating in the day-to-day operational issues related to sales, dealership operations, and personnel.

W. Marvin Rush serving as Chairman of the Board and W.M. “Rusty” Rush serving as Chief Executive Officer demonstrate to the Company’s manufacturers, customers and shareholders that the Company is under strong leadership.

Our Board of Directors does not have a designated “lead independent director.” The Board of Directors has determined that the appointment of a lead independent director is not necessary at this time because each of the independent directors plays an active role in Board matters. Notwithstanding the above, the Company’s nonmanagement directors communicate frequently and hold regular executive sessions, with the appropriate nonmanagement director presiding over each such meeting depending on the topics to be discussed.

Communications with Directors

The Board of Directors welcomes input and suggestions from shareholders and other interested parties by mail at Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130 or through the Company’s Ethics and Compliance Hotline at (877) 888-0002. Interested parties may direct their input or suggestions to specific directors, the standing committees of the Board of Directors, or all of the members of the Board of Directors.

To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may anonymously and, to the extent provided by law, confidentially contact the Audit Committee by calling the Company’s Ethics and Compliance Hotline at (877) 888-0002.

Code of Conduct for Employees and Directors

The Company has adopted the Rush Driving Principles, a code of conduct that applies to all Company officers, directors and employees. The Rush Driving Principles is available at the “Investor Relations–Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Principal Accounting Officer. Only the Board of Directors (or the Audit Committee or other appropriate committee thereof) can amend or grant waivers from the provisions of the Code of Ethics for Senior Financial Officers, and any such amendments or waivers will be promptly posted on the Company’s website, or otherwise disclosed as required by applicable laws, rules or regulations. The Code of Ethics for Senior Financial Officers is available at the “Investor Relations – Corporate Governance” section of the Company’s website.

Shareholder Nominations of Candidates for Director

The Nominating and Governance Committee will consider all candidates for director properly recommended by shareholders. The Nominating and Governance Committee, in its sole discretion, will determine whether candidates recommended by shareholders are qualified to become a member of the Board of Directors. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chairman, Chief Executive Officer, other executive officers, third-party search firms and other sources.

Any shareholder wishing to submit a candidate for the Nominating and Governance Committee’s consideration should send the following information to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver:

•	The shareholder’s name, number and class of shares of our Common Stock owned, length of period held and proof of ownership;

•	Name, age and address of the candidate;

•

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

•

Any information relating to the candidate that is required by the rules and regulations of the NASDAQ® Global Select Market and the SEC to be disclosed in the solicitation of proxies for election of directors; and

•	A description of any arrangements or understandings between the shareholder and the candidate.

Minimum Qualifications for Director Nominees and Board Member Attributes

Persons considered for Board positions should, at a minimum, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. To comply with regulatory requirements, a majority of the members of the Company’s Board of Directors must qualify as independent members under the listing standards of the NASDAQ® Global Select Market, all of the members of the Audit Committee must be financially literate, and one or more members of the Company’s Audit Committee must qualify as an “Audit Committee Financial Expert” as such term is defined by applicable regulations of the SEC.

Identification and Evaluation of Director Candidates

The Nominating and Governance Committee strives to identify future potential directors sufficiently in advance so that the Nominating and Governance Committee can provide both the candidates and the Board of Directors the opportunity to evaluate one another and potential service on the Board of Directors over a period of time. With respect to potential Board candidates identified by management, individual directors, shareholders or others, the Nominating and Governance Committee makes a preliminary review of the candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate. If a consensus is reached by the Nominating and Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, and a Board vacancy exists or is likely to occur in the foreseeable short term, the candidate is contacted to confirm his or her interest and willingness to serve. The Nominating and Governance Committee conducts in-person interviews and may invite other Board members or executive officers of the Company to interview the candidate to assess his or her overall qualifications. In the context of the current composition and needs of the Board of Directors and its committees, the Nominating and Governance Committee considers factors such as independence, judgment, skill, diversity, experience with businesses and other organizations of comparable size, experience as an officer of a publicly traded company, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees thereof. Although we do not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating and Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set.

At the conclusion of this process, the Nominating and Governance Committee reaches a conclusion and reports the results of its review to the full Board of Directors. The report includes a recommendation whether the candidate should be nominated for election to the Board of Directors. This procedure is the same for all candidates, including director candidates identified by shareholders.

Policies Affecting Members of the Board of Directors

Members of the Company’s Board of Directors are prohibited from serving on the board of directors of more than four public companies. Additionally, if a member of the Board of Directors changes jobs, he is required to submit a letter of resignation to the Chairman of the Board. Upon submission of the letter of resignation, the remaining members of the Board of Directors shall consider whether to accept such director’s resignation based upon, among other things, the circumstances surrounding such director’s job change. Any director nominee who is elected or appointed to the Board of Directors for the first time after February 21, 2008, will be required to submit a letter of resignation to the Board of Directors to be effective upon acceptance by the Board of Directors each year after they reach the age of 72. Such letters of resignation will be considered by the Board of Directors, but the Board of Directors may choose not to accept any such letter of resignation if it believes that it is in the best interest of the Company for the director who submitted the letter of resignation to continue to serve on the Company’s Board of Directors.

Effective February 27, 2009, members of the Company’s Board of Directors who are not also officers of the Company are expected to own and hold 15,000 shares of the Company’s Common Stock. Each current director will be given five years to comply with these stock ownership guidelines and any new directors will be given five years from the date they are first appointed or elected to the Board of Directors to comply with these stock ownership guidelines. Until the stock ownership guideline is achieved, each director is encouraged to retain at least 25% of net shares obtained through the Company’s stock incentive plans. Net shares are the number of shares from the exercise of stock options or the vesting of restricted stock and RSUs, less the number of shares the director sells to cover any exercise price of equity awards or tax withholding obligations. As of December 31, 2011, each of the directors was either in compliance with or on target to meet the stock ownership guidelines.

Meetings of the Board of Directors

During 2011, the Board of Directors met eight times. Each of the directors attended at least 75% of the meetings of the Board of Directors and committees of which he was a member. The Board of Directors regularly schedules a meeting to occur the day of the Annual Meeting of Shareholders. Although the Company has no formal policy on director attendance at Annual Meetings of Shareholders, this scheduling facilitates their attendance. All of the directors attended the Company’s 2011 Annual Meeting of Shareholders and all directors currently in office are expected to attend the 2012 Annual Meeting of Shareholders.

The nonmanagement directors hold executive sessions at least two times per year during regularly scheduled Board meetings. Different nonmanagement directors preside over these executive sessions depending on the topics to be discussed.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the Company’s risk-oversight function. The Board of Directors, with the assistance of its standing committees, Chairman of the Board, Chief Executive Officer, Executive Vice President, Chief Financial Officer, and General Counsel, regularly identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market, and reputational risks.

The Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new products or services. The Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and governmental authorities, and overseeing management’s conformance with internal policies and controls addressing the material enterprise risks of the Company’s activities. The Board of Directors receives periodic reviews of the Company’s risk management policies and controls.

The Board of Directors believes its risk oversight function is enhanced by the leadership structure of the Company’s Board of Directors. As a result of the Chairman of the Board having an in-depth knowledge of the Company’s operations and industry, the Board of Directors is able to assess the Company’s material enterprise risks from a more holistic perspective and manage and monitor the most material enterprise risks as close as reasonably possible to the level where functional decisions are made.

Risk-Related Compensation Policies and Practices

As part of its annual review of the executive compensation program, the Compensation Committee assessed the risk profile of its executive and nonexecutive compensation programs to determine if any of them created undesired or excessive risks of a material nature. With the assistance of the Chairman of the Board, Chief Executive Officer, Executive Vice President, Chief Financial Officer and General Counsel, the Compensation Committee (a) reviewed the Company’s compensation policies and practices for employees generally, (b) identified the risks that could result from such policies and practices, (c) identified the risk mitigators and controls and (d) analyzed the potential risks against the risk mitigators and controls and the Company’s business strategy and objectives.

In performing the assessment and reaching its conclusion, the Compensation Committee noted the following factors that reduce the likelihood of undesired or excessive risk-taking:

•	the Company’s overall compensation levels are competitive with the market;

•	the Company’s compensation practices and polices appropriately balance base pay versus variable pay and short-term versus long-term incentives;

•	the Company’s implementation of stock ownership guidelines;

•	the Compensation Committee’s oversight of equity compensation plans; and

•	the high level of Board involvement in approving material investments and capital expenditures.

Based on its analysis, the Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

The Board of Directors, upon the recommendation of the Compensation Committee, approves annual compensation for nonemployee directors. In approving nonemployee director compensation, the Compensation Committee considers the amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required of Board members. The Company’s executive officers do not make recommendations regarding the nonemployee directors’ compensation.

The Company’s 2011 nonemployee director compensation structure, described in more detail below, consisted of (a) cash compensation in the form of annual retainer(s) and meeting fees, (b) equity compensation in the form of stock awards of the Company’s Class A Common Stock, and (c) use of a Company-owned automobile by the nonemployee directors.

In 2011, the Board of Directors approved the following changes to the nonemployee director compensation structure:

•	The value of the stock award was increased from $100,000 to $125,000, with any fractional shares paid in cash;

•	The meeting fees for attendance at in-person meetings of the Board of Directors and its committees increased from $1,000 to $1,500 per meeting;

•	The additional annual retainer for the Chair of the Audit Committee increased from $10,000 to $15,000.

Except as described immediately above, all other components of the nonemployee director compensation structure remained unchanged in 2011.

Annual Retainer and Meeting Fees

The 2011 annual retainer and meeting fees were as follows:

•	Each nonemployee director received an annual retainer of $30,000 for service on the Board of Directors;

•	The Chair of the Compensation Committee and the Chair of the Nominating and Governance Committee each received an additional annual retainer of $5,000;

•	The Chair of the Audit Committee received an additional annual retainer of $15,000;

•

Through the 2011 Annual Meeting of Stockholders, each nonemployee director received a fee of $1,000 for attendance at each in-person meeting of the Board of Directors, the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee. Following the 2011 Annual Meeting of Stockholders, these in-person meeting fees were increased to $1,500; and

•

Each nonemployee director received a fee of $1,000 for attendance at each telephonic meeting of the Board of Directors, the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee.

Stock Awards

Messrs. Akin, Underwood and Szczepanski each received an outright grant of 6,309 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $125,000. Mr. Marshall elected to receive, in lieu of an outright grant of 6,309 shares of the Company’s Class A Common Stock, an outright grant of 3,785 shares of the Company’s Class A Common Stock (with a grant date fair value of $75,000) and $50,000 cash. The stock awards were granted under the Amended and Restated Rush Enterprises, Inc. 2006 Nonemployee Director Stock Plan.

Company Vehicle

In 2011, each nonemployee director was granted use of a vehicle that was owned and insured by the Company.

Deferred Compensation Plan

Beginning with compensation earned in 2011, nonemployee directors of the Company were eligible to participate in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their director fees and RSU awards. The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs. The Deferred Compensation Plan offers on a notional basis the same investment choices as the Company’s 401(k) plan. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. In 2011, only Mr. Akin participated in the Deferred Compensation Plan. For further discussion of the Deferred Compensation Plan, see the narrative section of the “2011 Nonqualified Deferred Compensation Table” set forth below.

The following table provides information of compensation paid to our nonemployee directors who served during 2011:

2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All other Compensation ($)(4)	Total ($)
W. Marvin Rush(5)	—	—	—	—	—
W.M. “Rusty” Rush(5)	—	—	—	—	—
Harold D. Marshall	112,019	74,981	—	19,788	206,788
Thomas A. Akin	72,019	124,981	—	11,868	208,868
James C. Underwood	62,019	124,981	—	12,972	199,972
Gerald R. Szczepanski	53,019	124,981	—	11,256	189,256

(1)	This amount reflects the annual retainer, additional retainers for directors who chair a Board committee, meeting attendance fees (collectively, “Director Fees”), and any cash received in exchange for fractional shares relating to the nonemployee director’s annual stock award. Nonemployee directors may defer all or a part of their Director Fees under the Deferred Compensation Plan. In 2011, Mr. Akin elected to defer an aggregate of $36,000 of his retainers and meeting attendance fees under the Deferred Compensation Plan.
(2)

These amounts reflect the aggregate grant date fair value of the Class A stock awards granted in 2011 computed in accordance with Accounting Standards Codification 718 (“ASC 718”), “Stock Compensation,” except no assumptions for forfeitures were included. The grant date fair value of the Class A stock awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market. Mr. Marshall elected to receive $50,000 cash in lieu of the Class A Common Stock. As of December 31, 2011, Messrs. Marshall, Akin, Underwood and Szczepanski held 90,000, 90,000, 0, and 0, respectively, of Class A stock options.

(3)	There were no above-market or preferential earnings on deferred compensation under the Company’s Deferred Compensation Plan. Mr. Akin was the only nonemployee director who has participated in the Deferred Compensation Plan since its inception in 2011.

(4)	These amounts reflect the incremental cost of personal use of a Company-owned vehicle during 2011 for Messrs. Marshall, Akin, Underwood and Szczepanski, which is equal to the depreciation expense recognized by the Company for the automobile in 2011. Additionally, nonemployee directors received automobile insurance under the Company’s fleet insurance policy during 2011. Because the Company did not incur any incremental costs in providing the insurance, no value is attributed to the nonemployee directors for this perquisite in the table.
(5)	Only nonemployee directors are eligible to receive compensation for their service as a director of the Company. Accordingly, W. Marvin Rush, the Company’s Chairman, and W.M. “Rusty” Rush, the Company’s President and Chief Executive Officer, are not entitled to any director compensation. See the 2011 Summary Compensation Table for a discussion of W. Marvin Rush’s and W.M. “Rusty” Rush’s 2011 compensation.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the annual meeting. E&Y has served as the Company’s independent public accounting firm for the fiscal years 2000 through 2011 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of E&Y, the Audit Committee may reconsider their appointment.

Representatives of E&Y will be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

Audit Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has completed the following:

•	Reviewed and discussed the audited financial statements with management;

•

Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) on Rule 3200T; and

•

Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Audit Committee of the Board of Directors

Thomas A. Akin, Chair

Harold D. Marshall

James C. Underwood

Gerald R. Szczepanski

Audit and Non-Audit Fees

The Audit Committee has a policy that provides for preapproval of audit, audit-related and non-audit services performed by the independent registered public accounting firm to ensure that the provision of non-audit services do not impair the independent registered public accounting firm’s independence. The Audit Committee will annually review and preapprove services (“General Preapproval”) that may be provided by the independent auditors without specific approval from the Audit Committee at the time such services are actually performed. Unless a type of service to be provided by the independent auditors receives General Preapproval, it requires specific approval of the Audit Committee before the independent auditors may commence such services. Any services that would exceed preapproved cost levels under the General Preapproval would similarly require specific approval of the Audit Committee before being performed at the higher cost level.

The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended December 31, 2010, and December 31, 2011, and fees billed for other services rendered by E&Y during those periods. All of the fees presented below were approved by the Audit Committee.

Type of Fees	2010	2011
Audit Fees(1)	$409,379	$420,000
Audit-related Fees(2)	—	—
Tax Fees(3)	183,680	168,250
All Other Fees(4)	—	—

Total	$593,059	$588,250

(1)	Audit fees consisted principally of professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2010 and 2011, the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the years ended December 31, 2010 and 2011, and fees related to the audits of the Company’s internal control over financial reporting.
(2)	There were no additional audit-related fees for professional services rendered by E&Y in 2010 and 2011 that are not reported under “Audit Fees.”
(3)	Tax fees consisted principally of professional services rendered for tax compliance and reporting.
(4)	There are no fees for products and services rendered by E&Y in 2010 and 2011 other than the services reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

The Audit Committee has considered whether the non-audit services provided by E&Y, including the services rendered in connection with tax compliance and reporting, were compatible with maintaining E&Y’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of E&Y as the Company’s independent registered public accounting firm.

FURTHER INFORMATION

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES FOR

BOARD OF DIRECTORS

Set forth below is information with respect to each director, executive officer and director nominee of the Company as of April 1, 2012.

Name	Age	Position
W. Marvin Rush	73	Chairman and Director
W. M. “Rusty” Rush	53	President, Chief Executive Officer and Director
Martin A. Naegelin, Jr.	48	Executive Vice President
Daryl J. Gorup	63	Senior Vice President – Dealership Operations
David C. Orf	62	Senior Vice President – Marketing, Fleets and Specialized Equipment
Steven L. Keller	42	Senior Vice President, Chief Financial Officer and Treasurer
James E. Thor	54	Senior Vice President – Retail Sales
Richard J. Ryan	44	Senior Vice President – Navistar Dealerships
Corey H. Lowe	36	Senior Vice President – Peterbilt Dealerships
Scott Anderson	54	Senior Vice President – Finance and Insurance
Richard “Dick” Hall	73	Vice President – Insurance
Derrek Weaver	39	Senior Vice President, General Counsel and Corporate Secretary
James C. Underwood	68	Director
Harold D. Marshall	76	Director
Thomas A. Akin	57	Director
Gerald R. Szczepanski	63	Director

W. Marvin Rush founded the Company in 1965. He served as President from its inception until November 1995 when he began his service as Chairman of the Board of Directors and Chief Executive Officer of the Company. In 2006, he resigned his position as Chief Executive Officer but continues to serve as Chairman of the Board. W. Marvin Rush was named North American Peterbilt Dealer of the Year in1993, 1994, 2000 and 2001, and was named American Truck Dealers’ Dealer of the Year in 2008. He currently serves on the Texas Department of Motor Vehicles Board.

The Board concluded that W. Marvin Rush should serve as a director of the Company in part due to the fact that he is the Company’s founder, which brings a great depth of Company and industry knowledge to the Board. Furthermore, W. Marvin Rush is the Company’s largest shareholder.

W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. W.M. “Rusty” Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company.

The Board concluded that W.M. “Rusty” Rush’s years of experience at the Company in a variety of functions with increasing responsibility have provided him with an in-depth understanding of the operations of the Company’s businesses and given him insight into the Company’s strategic direction and leadership selection. As President and Chief Executive Officer, W.M. “Rusty” Rush is uniquely able to advise the Board on the opportunities and challenges of managing the Company, as well as its day-to-day operations and risks.

Martin A. Naegelin, Jr. has served as Executive Vice President of the Company since March 2007. He served as Vice President and Chief Financial Officer of the Company from January 1997 to March 2007. Mr. Naegelin was promoted to Senior Vice President in December 2001 and was named Secretary and Treasurer of the Company. Prior to joining the Company, Mr. Naegelin served as Vice President of Investor Relations and Corporate Development of Norwood Promotional Products, Inc. Mr. Naegelin had seven years of public accounting experience prior to joining Norwood in 1993.

Daryl J. Gorup has served as Senior Vice President of Dealership Operations of the Company since January 1997. Prior to joining the Company, Mr. Gorup served for 15 years in various executive positions with Peterbilt Motors Company, including General Sales Manager.

David C. Orf has served as Senior Vice President of Marketing, Fleets and Specialized Equipment Sales of the Company since 1996. Mr. Orf was the general manager of the Company’s Houston, Texas, facilities from 1993 until 1996. Prior to joining the Company, Mr. Orf served as the southeast regional manager of Peterbilt Motors Company.

Steven L. Keller has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since April 2011. In March 2007, Mr. Keller was promoted to Vice President, Chief Financial Officer and Treasurer of the Company after being intimately involved in the Company’s finance and accounting functions since 1997, with responsibility for financial analysis and planning, business acquisitions, SEC reporting, investor relations and corporate taxes. Prior to joining the Company, Mr. Keller, a Certified Public Accountant, worked in the San Antonio office of Ernst & Young LLP and obtained a Bachelor of Business Administration in Accounting from St. Mary’s University in San Antonio, Texas.

James E. Thor has served as the Senior Vice President of Retail Sales of the Company since June 2004. Prior to joining the Company, Mr. Thor served for 14 years in various executive positions with Peterbilt Motors Company. In 1996, Mr. Thor was promoted to Director of U.S. Regional Sales of Peterbilt, prior to which he served as Regional Sales Manager and District Sales Manager.

Richard J. Ryan has served as Senior Vice President – Navistar Dealerships since May 2010. Mr. Ryan served as the Company’s Regional General Manager of the Colorado Region from 2006 until 2010, and General Manager of the Denver location from 2004 to 2006. Prior to joining the Company, Mr. Ryan was the President of American Cargo L.L.C., a truck body manufacturing company. Mr. Ryan has over 20 years of experience in the commercial truck industry. Mr. Ryan has a Bachelor of Business Administration degree from Michigan State University.

Corey H. Lowe was appointed Senior Vice President – Peterbilt Dealerships in May 2011. Mr. Lowe is responsible for operations of the dealerships in the Company’s Peterbilt Division. Mr. Lowe served as Regional Manager for the Company’s North Texas, Oklahoma and Nashville, Tennessee dealerships since August 2008, Regional Manager for the Company’s Oklahoma dealerships from 2006 to 2008 and General Manager of the Company’s Oklahoma City dealership from 2003 to 2006. Mr. Lowe joined the Company in 1998 after he received a Bachelor of Science in Financial Management from Abilene Christian University.

Scott Anderson has served as Senior Vice President of Finance and Insurance of the Company since 2005 and was promoted to Senior Vice President in February 2006. Prior to joining the Company, Mr. Anderson served as Manager of Continental European Operations for CIT Group from 2004 to 2005 and was Managing Director of European Commercial Finance for Associates Capital Corp from 1998 to 2004. Mr. Anderson has over 25 years of experience in the commercial equipment finance industry.

Richard “Dick” Hall has served as Vice President of Associated Acceptance, Inc., the Company’s insurance agency affiliate, since December 1992, when he joined the Company. Mr. Hall was promoted to Vice President of the Company in 2003. Prior to joining the Company, Mr. Hall worked for eight years as President and Director of Municipal Insurance Company of America, Elgin, Illinois, 15 years as President and Director of Northland Insurance Agency, Inc., a bank holding company in Chicago, Illinois, and he owned and operated an insurance school in San Antonio, Texas, for six years.

Derrek Weaver has served as Senior Vice President, General Counsel and Corporate Secretary of the Company since April 2011. Mr. Weaver previously served as Vice President of Legal Affairs and Chief Compliance Officer from February 2005 until he was named Vice President and General Counsel of the Company in April 2010. Mr. Weaver has served as Corporate Secretary of the Company since February 2006. Mr. Weaver is responsible for overseeing all legal matters pertaining to the Company, including general corporate compliance and governance matters, acquisitions and dispute resolution. Mr. Weaver received a Bachelor of Science in Mechanical Engineering from the University of Colorado at Boulder and a Doctor of Jurisprudence from the Texas Tech University School of Law.

James C. Underwood was appointed to the Board of Directors on February 21, 2008. Mr. Underwood is a career veteran of the commercial vehicle industry, having served in managerial and executive positions at GMC Truck & Coach Division, IVECO and American Isuzu Motors. In September 2000, Mr. Underwood became President and COO of General Motors Isuzu Commercial Truck, LLC, a joint venture to consolidate Isuzu and General Motors medium-duty commercial vehicle sales, service and marketing functions in the United States. Mr. Underwood served as Vice Chairman of Isuzu Commercial Truck of America, Inc. from 2007 until his retirement on February 29, 2008.

The Board of Directors concluded that Mr. Underwood should serve as a director of the Company because of his extensive commercial truck experience combined with his ability to provide a manufacturer’s perspective of various issues that are critical to the Company’s ability to meet its strategic goals.

Harold D. Marshall has served as a director of the Company since February 1999. Mr. Marshall served as President, Chief Operating Officer and a director of Associates First Capital Corp. from May 1996 until his retirement in March 1999. Mr. Marshall joined Associates First Capital Corp. in 1961 and organized its Transportation Division in 1974. Mr. Marshall served as Vice Chairman of the American Trucking Association, Trustee of the American Trucking Association Foundation, and as a Trustee on the Board of Trustees of the Dallas Museum of Art. Mr. Marshall currently serves as Trustee Emeritus of the Hudson Institute Board of Trustees. Mr. Marshall served as a director of Overnite Corp. from November 19, 2003, until Overnite Corp. was acquired by United Parcel Service, Inc. on August 5, 2005.

The Board of Directors concluded that Mr. Marshall should serve as a director of the Company because of his knowledge of the commercial trucking industry and years of experience serving as an executive officer and director of public companies.

Thomas A. Akin has served as a director of the Company since August 2004. Mr. Akin worked in the audit department of E&Y from 1976 until 1989 and has served as the director of the audit department of Akin, Doherty, Klein & Feuge, P.C., in San Antonio, Texas, since 1991. Throughout his career, Mr. Akin has served as the client service executive responsible for the independent audit of companies registered with the SEC.

The Board of Directors concluded that Mr. Akin should serve as a director of the Company because of his financial reporting expertise.

Gerald R. Szczepanski has served as a director of the Company since October 2008. Mr. Szczepanski was the co-founder and former Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly traded, specialty retailer of casual clothing and accessories for teenagers. On February 3, 2004, Gadzooks, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (Case No. 04-31486-11). Mr. Szczepanski is a director, Chair of the Compensation Committee and a member of the Audit Committee of GameStop Corp.

The Board of Directors concluded that Mr. Szczepanski should serve as a director of the Company because his knowledge of the operations of multi-point retail establishments and years of experience serving as the chief executive officer and director of public companies will provide the Board of Directors with perspectives on issues that the Company expects to face as it continues to expand its network of dealerships.

All directors of the Company hold office until the next Annual Meeting of Shareholders and the election and qualification of their successors. Each officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his successor is appointed and until his earlier resignation or removal in accordance with applicable law. W.M. “Rusty” Rush is the son of W. Marvin Rush. There are no other family relationships among the executive officers and directors of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides information regarding our executive compensation program in 2011 for the following executive officers of the Company (collectively, the “named executive officers”):

•	W. Marvin Rush, our Chairman of the Board;

•	W.M. “Rusty” Rush, our President and Chief Executive Officer;

•	Martin A. Naegelin, Jr., our Executive Vice President;

•	David C. Orf, our Senior Vice President – Marketing, Fleets and Specialized Equipment; and

•	Steven L. Keller, our Senior Vice President, Chief Financial Officer and Treasurer.

Pursuant to the Company’s Amended and Restated Bylaws, the Chairman of the Board is an executive officer of the Company. As an executive officer, Mr. W. Marvin Rush remains active in the Company’s business and performs a policy-making function for the Company.

Executive Summary

Fiscal 2011 was a milestone year for us as we achieved record financial performance and accomplished several strategic goals, including expanding our geographic footprint. Throughout 2011, we delivered on our three-pronged growth strategy – to expand aftermarket capabilities, to broaden the scope of our commercial vehicle product offerings, and to extend our network of Rush Truck Centers. Key highlights of our 2011 performance include the following:

•	Annual revenues of $2.6 billion, representing a 72% increase over 2010.

•	Annual diluted earnings per share of $1.42, representing a 122% increase over 2010.

•	A record annual absorption rate of 114% for 2011, our highest ever.

•	Completion of strategic acquisitions in Atlanta, Georgia, and West Texas.

•	Continued expansion of our product and service offerings at existing locations.

The Compensation Committee believes that the executive compensation program played a significant role in our ability to drive strong financial results and create shareholder value in 2011, which is demonstrated by the accomplishments of our executive team last year. The following are key aspects of the executive compensation program in 2011:

•

Variable or “at risk” compensation, delivered in the form of short-term cash performance bonuses and long-term equity incentive awards, represented approximately 46% to 60% of our named executive officers’ total direct compensation.

•	All of the named executive officers received an increase in their base salary, except for the Chairman, in recognition of, among other things, their individual performance as further discussed below.

•	All of the named executive officers earned a cash performance bonus in recognition of, among other things, the significant improvement in our financial performance in 2011.

•

All of the named executive officers were granted long-term equity incentive awards, which were allocated approximately 70% in stock options that vest over three years beginning on the third anniversary of the grant date and 30% in RSU awards that vest over three years beginning on the first anniversary of the grant date.

•

We implemented stock ownership guidelines that, along with the design of our long-term equity incentive awards, promotes long-term executive stock ownership and aligns executive interests with those of our shareholders.

•

Our Executive Transition Plan, in which the named executive officers participate, employs a double-trigger change in control termination provision. For a further description of this agreement, see “Severance and Change of Control Arrangements.”

•

We continued to adhere to our policy that prohibits excise tax gross-up payments in any future change in control arrangements with executive officers, unless the arrangement is approved by shareholders.

•

We continued to enforce our hedging policy that prohibits our directors, executive officers and certain other key employees from trading in options or any Rush Enterprises, Inc. stock derivatives or otherwise profiting from short-term speculative swings in the value of our Common Stock.

We believe that our 2011 executive compensation program is reasonable, competitive and strongly aligned with pay-for-performance principles. Accordingly, a significant percentage of the named executive officers’ compensation that was granted in 2011 was “at-risk,” as the following graphs illustrate:

2011 Shareholder Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation last year at our 2011 Annual Meeting of Shareholders. While this vote was not binding on the Compensation Committee, the Board of Directors or us, the Compensation Committee values the opinions of our shareholders on executive compensation matters.

The Compensation Committee reviewed the voting results from our 2011 advisory vote on executive compensation. Based upon the Inspector of Election’s report, the advisory vote on executive compensation received the favorable support of 91% of the votes cast thereon. The Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation program were necessary at this time.

Additionally, in response to the majority of the votes cast for an advisory vote on executive compensation every three years at our 2011 Annual Meeting of Shareholders, we have determined that the advisory vote on executive compensation will be conducted every three years, until we hold the next advisory vote on the frequency of advisory votes on executive compensation. We will conduct our next advisory vote on executive compensation at our 2014 Annual Meeting of Shareholders.

Compensation Philosophy and Objectives

Our executive compensation program is designed to accomplish the following objectives:

•	To attract and retain motivated executives who substantially contribute to our long-term success and the creation of shareholder value;

•	To reward executives when the Company performs well financially, while not encouraging executives to take unnecessary risks that could threaten the long-term sustainability of the Company; and

•	To be competitive with the Company’s peers without targeting or setting compensation at specific benchmark percentiles.

Within this framework, the Compensation Committee strives to maintain executive compensation that is fair, reasonable, and competitive with the Company’s peer group and other published survey data.

Compensation Setting Process

The Compensation Committee approves all compensation decisions for the named executive officers, including base salaries, cash performance bonuses, and equity incentive awards. The Compensation Committee aims to structure executive compensation in a manner that achieves the compensation objectives described above. In approving executive compensation from year to year, the Compensation Committee reviews and considers, among other things:

•	Our financial and operating performance;

•	The roles and responsibilities of the named executive officers;

•	Evaluations of the named executive officers’ performance;

•	Competitive pay information of the Company’s peer group and other published survey data;

•	Historical compensation levels; and

•	Recommendations of the Chairman and Chief Executive Officer.

While the named executive officers’ compensation can be impacted by individual performance as noted above, the assessment of the named executive officers’ individual performance by the Compensation Committee, W. Marvin Rush and W.M. “Rusty” Rush is a subjective assessment of accomplishment and contribution to the Company, and is not based upon quantitative performance measures. The Compensation Committee believes that basing individual performance on quantitative performance measures raises the risks that individuals will take inappropriate risks to achieve such performance goals without appropriate consideration of the best interests of the Company and our shareholders. The Compensation Committee believes its approach to evaluating individual performance and contribution to the Company provides a sound relationship between pay-for-performance and appropriate risk management, and fosters team cohesiveness.

In approving 2011 executive compensation, the Compensation Committee reviewed tally sheets for each named executive officer, which were prepared by management. The tally sheets set forth the base salary, cash performance bonus, total cash compensation, number of stock option awards, and number of RSU awards for each of our executive officers, including the named executive officers, for 2011. The Compensation Committee used the tally sheets as a reference point to ensure its members understood the individual pay levels of the named executive officers. Based upon this review, the Compensation Committee determined that total direct compensation for each of the named executive officers was consistent with the Compensation Committee’s expectations. In 2011, the Compensation Committee did not increase or decrease the named executive officers’ compensation as a result of its review of the tally sheets.

Role of Executive Officers in Compensation Decisions

The Company’s executive officers, including the Chairman and the Chief Executive Officer, regularly attend Compensation Committee meetings and, upon the Compensation Committee’s request, provide compensation and other related information to the Compensation Committee.

For 2011, W. Marvin Rush and W.M. “Rusty” Rush both attended Compensation Committee meetings but were not present during the Compensation Committee’s discussions and approval of their own compensation nor did they attend executive sessions of the Compensation Committee.

Specifically, W. Marvin Rush and W.M. “Rusty” Rush (a) formulated recommendations on matters of compensation philosophy, objectives, and design; (b) provided an overview of the Company’s financial and operating performance; and (c) provided the results of their annual performance evaluation of the other named executive officers.

W. Marvin Rush and W.M. “Rusty” Rush discussed with the Compensation Committee the following individual performance considerations that impacted their compensation recommendations for 2011:

•

Martin A. Naegelin, Jr. Mr. Naegelin, as Executive Vice President of the Company, is responsible for all administrative functions of the Company. In 2011, Mr. Naegelin provided key support and coordination for all administrative aspects of the Company’s major corporate initiatives, including the rollout of our new SAP dealer management system and the integration of strategic acquisitions completed in recent years.

•

David C. Orf. Mr. Orf, as Senior Vice President–Marketing, Fleets and Specialized Equipment, is responsible for new truck sales related to fleets and specialized equipment at the Company’s dealerships. In 2011, Mr. Orf demonstrated superior management skills in continuing the strategic focus of growing sales related to fleets and specialized vocational markets, while maximizing the sales departments’ efficiency through budgeting, business planning, and evaluation and training of personnel. Specifically, Mr. Orf was attributed with coordinating truck sales to several of the Company’s largest fleet customers in 2011.

•

Steven L. Keller. Mr. Keller, as Senior Vice President, Chief Financial Officer and Treasurer, is responsible for the financial management of the Company and evaluating and managing all aspects of accounting, auditing, treasury, and tax. Over the last several years, Mr. Keller’s financial leadership has been critical to maintaining a strong balance sheet and managing the Company’s financial position. Additionally, Mr. Keller was attributed with leading the Company’s strategic and corporate development initiatives over the past several years, including multiple acquisitions in 2010 and 2011.

Based on their performance evaluations of the other named executive officers and one or more of the other factors set forth above under “Compensation Setting Process,” W. Marvin Rush and W.M. “Rusty” Rush made a joint recommendation to the Compensation Committee regarding the base salary levels, the amount of the cash performance bonus, and the form and amount of the equity incentive awards granted to the other named executive officers for 2011.

W. Marvin Rush and W.M. “Rusty” Rush did not use any formula in determining their compensation recommendations. The Compensation Committee has complete discretion to approve, disapprove, or alter W. Marvin Rush’s and W.M. “Rusty” Rush’s compensation recommendations.

In 2011, the Compensation Committee accepted, without modification, W. Marvin Rush’s and W.M. “Rusty” Rush’s recommendations regarding the other named executive officers’ increase in base salary, the amount of their cash performance bonus, and the form and amount of their equity incentive awards. The entire Board of Directors ratified the individual pay components, as well as the total direct compensation, of the named executive officers in 2011.

The Chairman’s and Chief Executive Officer’s Compensation

The Compensation Committee conducts an annual evaluation of the performance of the Chairman and Chief Executive Officer. Based on the Chairman’s and Chief Executive Officer’s performance as further discussed below and one or more of the other factors set forth above under “Compensation Setting Process,” the Compensation Committee approves their base salary, cash performance bonus, and annual equity incentive awards.

Chairman

In 2011, as the Company’s founder, W. Marvin Rush provided valuable support to the executive management team by maintaining key relationships with customers and manufacturers and representing the Company to the community.

The Compensation Committee approved W. Marvin Rush’s individual pay components based upon its subjective evaluation of his role and responsibilities within the Company (including the unique contributions he makes to the Company as its founder) and the Company’s financial and operating performance. W. Marvin Rush has guided the Company for more than 45 years and his experience and industry relationships are invaluable to the Company.

Chief Executive Officer

In 2011, as Chief Executive Officer, W.M. “Rusty” Rush managed the Company’s day-to-day operations, including ensuring the effective implementation of corporate strategy and ensuring financial and operational objectives were attained.

The Compensation Committee approved W.M. “Rusty” Rush’s individual pay components based upon its subjective evaluation of his role and responsibilities within the Company, the Company’s financial and operating performance, and his personal contributions to the Company in 2011, including negotiating several significant acquisitions, assisting with the integration of acquired dealerships into the Company’s operations, and leading efforts to expand our parts and service offerings beyond those traditionally offered by other commercial vehicle dealerships.

Role of Compensation Consultant in Compensation Decisions

Generally, the Compensation Committee engages a compensation consultant every two years to conduct an assessment of the Company’s executive compensation program. In February 2011, the Compensation Committee engaged Longnecker & Associates (“Longnecker”), an independent compensation consultant, to:

•	Assess the composition of the Company’s custom peer group;

•

Review the named executive officers’ 2010 individual pay components: base salary, total cash compensation (i.e., base salary plus cash performance bonus), long-term equity incentive awards, and total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards); and

•	Assess the competitiveness of the named executive officers’ 2010 pay levels.

The Compensation Committee did not engage Longnecker to review the Company’s 2011 executive compensation program. Instead, the Compensation Committee determined, in its business judgment, that it was appropriate to continue to rely on the competitive pay information that Longnecker compiled in February 2011 in evaluating and determining each named executive officer’s 2011 base salary, cash performance bonus, equity incentive awards and total direct compensation.

Longnecker has served as the Company’s compensation consultant since 2007 and reports directly to the Compensation Committee. The Compensation Committee has established procedures that it considerers adequate to ensure that Longnecker’s assessment is objective and not influenced by management. These procedures include a direct reporting relationship of Longnecker to the Compensation Committee. With the consent of the Chairman of the Compensation Committee, Longnecker may contact the Company’s executive officers, including the named executive officers, for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the named executive officers also receive.

In 2011, Longnecker did not provide any services to the Company, or receive any payments from the Company, other than in its capacity as a consultant to the Compensation Committee.

Peer Analysis

As indicated above, one of the factors that the Compensation Committee considers in setting the named executive officers’ compensation is competitive pay information. In February 2011, Longnecker derived certain competitive pay information from a custom peer group (the “Custom Peer Group”) and certain survey data as further discussed below.

The Custom Peer Group was composed of the following 14 companies:

• Accuride Corp	• Asbury Automotive Group, Inc.

• Beacon Roofing Supply, Inc.	• Briggs & Stratton Corp

• Brightpoint, Inc.	• Commercial Vehicle Group, Inc.

• H&E Equipment Services, Inc.	• Group 1 Automotive, Inc.

• Interline Brands, Inc.	• Lithia Motors, Inc.

• NACCO Industries, Inc.	• The Pep Boys

• ScanSource, Inc.	• Standard Motor Products, Inc.

The above peer companies were selected by Longnecker and approved by the Compensation Committee based upon their annual revenues, assets, and market capitalization. As indicated in last year’s proxy statement, based upon the recommendation of Longnecker, the Compensation Committee changed the composition of the Custom Peer Group in February 2011 by replacing Nash-Finch Co. and Wabash National Corp. with Group 1 Automotive, Inc. and The Pep Boys. Based upon the most complete financial information available to Longnecker at the time it compiled the new Customer Peer Group in February 2011, the peer companies’ average revenue was $2.0 billion, as compared to the Company’s 2011 revenue of $2.6 billion. The Compensation Committee believes the changes to the Custom Peer Group composition reflect the Company’s continued growth and competitors for employee talent.

The Compensation Committee elected not to use the peer group utilized in the Company’s stock performance graph for purposes of assessing executive compensation, as the Compensation Committee believes the above companies better represent the Company’s competitors for employee talent.

In addition to the Custom Peer Group, Longnecker derived the competitive pay information from published survey data from the following sources (collectively, the “Industry Survey Data”):

•	Economic Research Institute, 2011 ERI Executive Compensation Assessor;

•	Towers Watson, 2010/2011 Top Management Compensation- Compensation Calculator;

•	Mercer, Inc. 2010 US Executive Benchmark; and

•	WorldatWork, 2010/2011 Total Salary Increase Budget Survey.

Longnecker developed a “market consensus” for each named executive officer’s 2011 base salary, target total cash compensation, target long-term equity incentive awards and total direct compensation by subjectively prioritizing the data derived from the Custom Peer Group and the Industry Survey Data, where appropriate, to provide representative market pricing comparisons.

Based upon the competitive pay information derived by Longnecker, the Compensation Committee made the following determinations:

•

Messrs. W. Marvin Rush’s, W.M. “Rusty” Rush’s and Orf’s 2011 base salary fell above the 75th percentile, Mr. Naegelin’s 2011 base salary fell between the 50th and 75th percentile, and Mr. Keller’s 2011 base salary fell slightly below the 25th percentile of the competitive pay information;

•

Messrs. W. Marvin Rush’s, W.M. “Rusty” Rush’s and Orf’s 2011 total cash compensation (base salary and cash performance bonus) was above the 75th percentile, Mr. Naegelin’s 2011 total cash compensation was between the 50th and 75th percentile, and Mr. Keller’s 2011 total cash compensation was below the 50th percentile of the competitive pay information;

•	Messrs. W. Marvin Rush’s, W.M. “Rusty” Rush’s, Naegelin’s, Orf’s and Keller’s 2011 equity incentive awards were between the 50th and 75th percentile of the competitive pay information; and

•

Messrs. W. Marvin Rush’s and Orf’s 2011 total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards) was above the 75th percentile, Messrs. W.M. “Rusty” Rush’s and Naegelin’s 2011 total direct compensation fell between the 50th and 75th percentiles and Mr. Keller’s 2011 total direct compensation fell below the 50th percentile of the competitive pay information.

Based upon these findings, the Compensation Committee believes that the individual pay components and total direct compensation levels of the named executive officers in 2011 was fair and competitive with the pay practices of the Custom Peer Group and the Industry Survey Data, as applicable.

Notwithstanding the above, the Compensation Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. The competitive pay information is only one of a number of factors used by the Compensation Committee in setting executive compensation. Consequently, each named executive officer’s individual pay components and total direct compensation may be below, at, or above the 50th percentile or the 75th percentile of the competitive pay information. The Compensation Committee approves individual pay components and total direct compensation levels based upon its subjective judgment and discretion as to the overall fairness and competitiveness of the named executive officers’ compensation. Longnecker’s competitive pay information provided the Compensation Committee a basic framework for which to make determinations with regard to the named executive officers’ 2011 individual pay components and total direct compensation, as well as to assist it in determining whether such compensation levels accomplish the objectives of the executive compensation program in 2011.

Compensation Program Components

The Company’s executive compensation program is comprised of the following four primary components:

•	Base salary;

•	Cash performance bonuses;

•	Equity incentive awards; and

•	Employee benefits and other perquisites.

The Company does not have a specific policy, practice, or formula regarding the allocation of total compensation between (a) base salary and equity incentive awards, (b) cash performance bonus and equity incentive awards, or (c) total cash compensation and equity incentive awards.

Each of the named executive officers is a participant in the Company’s Executive Transition Plan. For a further description of the benefits afforded to the named executive officers under the Executive Transition Plan, please refer to the “Severance and Change of Control Arrangements” section set forth below.

Base Salary

The Company provides the named executive officers with a base level of monthly income for the expertise, skills, knowledge, and experience they offer to the Company’s management team. The Compensation Committee believes that competitive levels of base salary are necessary for the motivation and retention of the named executive officers.

The named executive officers’ base salaries at the end of 2010 and 2011 were as follows:

Named Executive Officer	Base Salary 12/31/10 ($)	Base Salary 12/31/11 ($)	Percentage Change
W. Marvin Rush, Chairman	1,000,008	1,000,008	0.0%
W.M. “Rusty” Rush, President and Chief Executive Officer	800,016	1,100,016	37.0%
Martin A. Naegelin, Jr., Executive Vice President	379,500	417,450	10.0%
David C. Orf Senior Vice President – Marketing, Fleets and Specialized Equipment	315,480	347,028	10.0%
Steven L. Keller, Senior Vice President, Chief Financial Officer and Treasurer	264,000	323,400	22.5%

The Compensation Committee increased W.M. “Rusty” Rush’s base salary by 37% in recognition of his successful efforts to manage the Company through the economic crisis of recent years and his consistent success in expanding the Company through acquisitions and increased offerings of products and services at existing dealerships in 2010 and 2011.

The Compensation Committee increased Mr. Keller’s base salary by 22.5% in recognition of his promotion from Vice President to Senior Vice President in April 2011, his individual performance factors discussed above, and to strengthen the competitive pay position of his base salary. Following the base salary increase, Mr. Keller’s base salary was still slightly below the 25% percentile of the competitive pay information.

Messrs. Naegelin and Orf each received a 10% increase in their base salary, their first base salary increase since September 2009, in recognition of their individual performance factors discussed above.

Cash Performance Bonus

The named executive officers are eligible to earn an annual cash performance bonus based upon the Company’s “income from continuing operations before taxes” during the prior year and historical compensation levels. Performance bonuses are intended to focus management on increasing the Company’s “income from continuing operations before taxes” (a key financial objective of the Company), as well as to provide incentives for building shareholder value. The cash performance bonuses are traditionally paid on March 15th of the following year in which they are earned.

In 2010 and 2011, the Compensation Committee approved the following cash performance bonuses for the named executive officers:

Named Executive Officer	2010 Cash Bonus ($)	2011 Cash Bonus ($)	Percentage Change
W. Marvin Rush	307,000	430,000	40%
W.M. “Rusty” Rush	625,000	1,000,000	60%
Martin A. Naegelin, Jr.	177,600	249,000	40%
David C. Orf	154,000	216,000	40%
Steven L. Keller	137,000	192,000	40%

The 2011 cash performance bonuses were based upon the Company’s 2011 “income from continuing operations before taxes,” as reported in the Company’s Form 10-K for the year ended December 31, 2011. The Compensation Committee believes that “income from continuing operations before taxes” provides a direct link between an officer’s compensation and the Company’s financial performance, causing the officers’ compensation to fluctuate with the Company’s financial performance. The Company’s income from continuing operations before taxes increased to $90.2 million, or 248%, for the 2011 fiscal year, as compared to $36.3 million for the 2010 fiscal year.

Traditionally, cash performance bonuses are increased or decreased by a discretionary percentage that is less than the actual percentage that income from continuing operations before taxes increased or decreased from the prior fiscal year. In determining the amount of the 2011 cash performance bonuses, the Compensation Committee also considered the competitive pay information provided by Longnecker and approved bonus amounts that it subjectively determined appropriate to maintain the competitiveness of the named executive officers’ total cash compensation (i.e., base salary plus the cash performance bonus).

As a result of the Company’s income from continuing operations before taxes increasing by 248% in 2011 (as compared to 2010), the Compensation Committee subjectively increased the amount of cash performance bonuses for each of Messrs. W. Marvin Rush, Naegelin, Orf and Keller by 40% in 2011. W.M. “Rusty” Rush’s performance bonus was increased by 60% to reflect his strong leadership during the economic crisis of recent years, his role in integrating acquired dealerships into the Company’s operations and leading efforts to expand our parts and service offerings beyond those traditionally offered by other commercial vehicle dealerships.

The 2011 cash performance bonuses were not based upon a formula-driven framework or specific benchmark percentiles. Instead, the amount of the bonuses was based upon the Compensation Committee’s subjective judgment and discretion as to the overall fairness and competitiveness of the named executive officers’ total cash compensation. Nevertheless, these decisions were taken, as in the past, within the framework of the Compensation Committee’s overall objective of linking the named executive officer’s performance bonus to the increase in the Company’s “income from continuing operations before taxes.” The following graph illustrates how the then named executive officers’ aggregate cash performance bonuses in 2008, 2009, 2010 and 2011 compared to our income from continuing operations before taxes for the respective fiscal years.

Equity Incentive Awards

The Compensation Committee annually grants equity incentive awards to key employees, including the named executive officers, to (a) allow such employees to participate in our profitability and long-term growth, (b) maximize retention leverage, and (c) align such employees’ interests with those of our shareholders. Equity incentive awards are typically awarded on March 15th of each year, unless that date falls on a weekend, pursuant to the terms of our 2007 Long-Term Incentive Plan. The Compensation Committee administers the 2007 Long-Term Incentive Plan, which includes without limitation selecting award recipients, determining the type of awards to be granted, fixing the terms and conditions of awards, and interpreting the provisions of the 2007 Long-Term Incentive Plan.

Since 2008, the Compensation Committee has annually granted a combination of restricted stock awards and stock options to our key employees, including the named executive officers. However, in 2011, the Compensation Committee began granting our key employees RSU awards in lieu of restricted stock awards to provide them more flexible tax planning options, as further described below.

In 2011, the Compensation Committee subjectively allocated approximately 70% of the total value of each named executive officer’s 2011 equity incentive awards to stock options and approximately 30% to RSU awards, which was consistent with the 2008, 2009 and 2010 allocations of stock options and restricted stock awards. The Compensation Committee does not have a formal policy with respect to allocating the annual equity incentive awards between stock options and RSU awards.

Under the terms of the 2007 Long-Term Incentive Plan, the Compensation Committee may grant equity incentive awards for shares of the Company’s Class A and Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share. Since 2005, the Company has granted equity incentive awards for Class A Common Stock in lieu of Class B Common Stock. The Compensation Committee retains discretion to grant equity incentive awards for Class B Common Stock in the future to ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt Motors Company and other key suppliers of the Company, as further discussed in our public filings with the SEC.

Equity incentive awards are granted at fair market value on the date of grant. Fair market value is internally defined as the closing market price on the grant date of the respective class of the Company’s Common Stock as quoted on the NASDAQ® Global Select Market. All equity incentive awards to our directors and employees, including the named executive officers, have been granted and reflected in the Company’s consolidated financial statements in accordance with the applicable accounting guidance contained in ASC 718. Generally, stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. RSU awards generally vest in one-third increments beginning on the first anniversary of the grant date. The vesting schedules of the equity incentive awards and term of stock options were strategically chosen to be competitive and enhance the Company’s retention efforts.

In 2010 and 2011, the Compensation Committee approved the following Class A stock options and RSU awards to the named executive officers:

	2010 Equity Awards			2011 Equity Awards
Named Executive Officer	Options (#)	Restricted Stock (#)	Aggregate Grant Date Fair Value ($) (1)	Options (#)	RSUs (#)	Aggregate Grant Date Fair Value ($) (1)	Percentage Change (2)
W. Marvin Rush	60,000	12,000	498,000	60,000	12,000	745,920	49.8%
W.M. “Rusty” Rush	75,000	15,000	622,500	75,000	15,000	932,400	49.8%
Martin A. Naegelin, Jr.	30,000	6,000	249,000	30,000	6,000	372,960	49.8%
David C. Orf	21,450	4,290	178,035	21,450	4,290	266,667	49.8%
Steven L. Keller	18,000	3,600	149,400	20,000	4,000	248,640	66.4%

(1)	The amounts reflect the aggregate grant date fair value of the respective equity awards granted in 2010 and 2011, as applicable, computed in accordance with ASC 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2011 Annual Report on Form 10-K filed with the SEC on March 15, 2012.
(2)	Amounts reflect the percentage change in the aggregate grant date fair value of the equity awards in 2011, as compared to 2010.

In determining the amount of equity incentive awards to grant the named executive officers in 2011, the Compensation Committee considered the following factors:

•	The value of equity incentive awards granted in prior years; and

•	The competitive pay information.

As reflected in the above table, in 2011 the Compensation Committee granted the named executive officers the same amount of stock options and RSU awards as they received in 2010 (except for Mr. Keller, whose awards were increased in an attempt to more closely align his total direct compensation with the 50th percentile of the competitive pay information).

The amount of the 2011 equity incentive awards was not based upon a formula-driven framework or specific benchmark percentiles. Instead, the amount was based upon the Compensation Committee’s subjective judgment and discretion as to (a) the overall fairness and competitiveness of the named executive officers’ equity incentive awards and total direct compensation in 2011, and (b) appropriate levels of retention incentives. The Compensation Committee deemed the level of equity incentive awards in 2011 to be fair and further align the long-term interests of such officers with those of the Company’s shareholders.

As discussed above, the Company typically grants equity incentive awards to its employees, including the named executive officers, on March 15th of each year. However, the Company may grant equity incentive awards at other times during the year for legitimate business purposes, including without limitation upon employment of new hires. The Compensation Committee does not have a formal policy on timing equity awards in connection with the release of material nonpublic information to affect the value of compensation. Notwithstanding the foregoing, in the event that material nonpublic information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take such information under advisement and make an assessment in its business judgment after consultation with Company executives and counsel whether to delay the grant of the equity awards in order to avoid any potential impropriety.

The Board of Directors believes that executive officers should own and hold our Common Stock to further align their interests and actions with the interests of our shareholders. Therefore, the Board of Directors adopted stock ownership guidelines for our executive officers in 2009. Pursuant to these guidelines, our Chairman and Chief Executive Officer are both expected to own and hold 100,000 shares of our Common Stock and our other executive officers are expected to own and hold 10,000 shares of our Common Stock within five years of the adoption of such guidelines or within five years of their appointment as an executive officer of the Company. Until the applicable stock ownership level is achieved, an executive officer is encouraged to retain at least 25% of the net shares obtained through the Company’s stock incentive plans. Net shares are the number of shares realized from the sale of stock options or the vesting of restricted stock and RSUs, less the number of shares the executive officer sells or has withheld to cover any exercise price and tax withholding obligations.

Employee Benefits and Other Perquisites

General

The named executive officers are eligible to participate in our flexible benefits plans that are generally available to all employees. Under these plans, employees are entitled to medical, dental, vision, short-term and long-term disability, life insurance, and other similar benefits. Additionally, employees are entitled to vacation, sick leave, and other paid holidays. The Compensation Committee believes that the Company’s commitment to provide these benefits recognizes that the health and well-being of its employees contribute directly to a productive and successful work life that enhances results for the Company and our shareholders.

401(k) Plan

The Company maintains a 401(k) plan for all of our employees, including the named executive officers, as a source of retirement income. Each employee who has completed 90 days of continuous service is eligible to participate in the 401(k) plan. Employees may contribute from 1% to 50% of their total gross compensation, up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code. However, certain higher paid employees are limited to a maximum contribution of 15% of their total gross compensation. Between March 10, 2009, and April 1, 2010, we temporarily suspended our Company matching program under the 401(k) plan. Over the last two years, we have gradually reinstated our matching program. Effective January 1, 2011, for the first 10% of pay contributed under the 401(k) plan by an employee, we will contribute to the plan an amount equal to (a) 15% of the employee’s contributions for those employees with less than five years of service, and (b) 30% of the employee’s contributions for those employees with more than five years of service. This 401(k) matching policy applies to all of our employees, including the named executive officers. For further information on the named executive officers’ participation in the 401(k) plan, please refer to the 2011 Summary Compensation Table contained in this proxy statement.

Deferred Compensation Plan

Beginning with compensation earned in 2011, certain highly compensated employees, which included the named executive officers, and the directors of the Company were eligible to participate in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. For further discussion of the Deferred Compensation Plan, see the “2011 Nonqualified Deferred Compensation Table” below.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan that allows, generally, all employees, including the named executive officers, to contribute up to 10% of their base earnings toward the semi-annual purchase of our Class A Common Stock. An employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by The NASDAQ® Global Select Market. Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) each calendar year.

Perquisites

The named executive officers also receive various perquisites, including one or more of the following:

•	Annual physical;

•	Automobile and gasoline allowances;

•	Reserved parking;

•	Long-term disability insurance; and

•	Rewards points earned from purchases made using Company credit cards.

In addition to the perquisites above, W. Marvin Rush and W.M. “Rusty” Rush are (a) provided automobile insurance under the Company’s fleet insurance policy, (b) allowed personal use of the Company’s ranch when it is not being used for Company business, (c) permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business, and (d) provided term life insurance, the premiums of which are paid by the Company. The Company also pays the premiums on W. Marvin Rush’s medical, dental, and vision insurance, premiums on an umbrella insurance policy, and the monitoring costs of his home security system. The Company provides W.M. “Rusty” Rush with the use of a Company-owned automobile (in lieu of the above automobile allowance), and pays the premiums on a universal whole life insurance policy on which W.M. “Rusty” Rush is named the sole beneficiary and which covers the life of W. Marvin Rush. Additionally, certain employees of the Company perform personal services exclusively for W. Marvin Rush. However, the costs associated with these employees, including salaries and benefits, are deducted from W. Marvin Rush’s after tax income each pay period. The Compensation Committee believes that providing W. Marvin Rush and W.M. “Rusty” Rush these additional benefits provide a more tangible incentive than an equivalent amount of cash compensation. Other named executive officers may also be permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business.

The Compensation Committee has decided to offer the above benefits in order to attract and retain the named executive officers by offering compensation opportunities consistent with its peers. In determining the named executive officers’ total direct compensation, the Compensation Committee considers these benefits. For further discussion of these employee benefits and other perquisites, including the methodology for computing their costs, please refer to the 2011 Summary Compensation Table.

Indemnity Agreements

The Company has entered into indemnity agreements with all of its directors and executive officers, including the named executive officers. These agreements provide that the Company will, to the extent permitted by applicable law, indemnify the officer or director against expenses and liabilities incurred in connection with their service to the Company. Additionally, the indemnity agreements require the Company to maintain director and officer liability insurance.

Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation the Company may deduct for federal income tax purposes in any one year with respect to certain senior executives of the Company. However, compensation that is performance-based is excluded from this $1,000,000 limitation and is deductible by the Company.

In formulating the executive compensation program, the Compensation Committee gives consideration to the anticipated tax treatment to the Company and to the named executive officers of various payments and benefits. However, the Compensation Committee also considers other factors that, depending upon the circumstances, may outweigh tax considerations. The Compensation Committee reserves the right to approve nondeductible compensation if it deems it to be in the Company’s and its shareholders’ best interests.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
W. Marvin Rush, Chairman	2011 2010 2009	1,000,008 933,336 900,000	430,000 307,000 307,000	224,880 150,000 92,040	521,040 348,000 195,000	—	386,224 299,630 305,537	(6)	2,562,152 2,037,966 1,799,577
W.M. “Rusty” Rush, President and Chief Executive Officer	2011 2010 2009	900,016 656,032 584,040	1,000,000 625,000 409,000	281,100 187,500 115,050	651,300 435,000 243,750	—	167,690 179,738 121,057	(7)	3,000,106 2,083,270 1,472,897
Martin A. Naegelin, Jr., Executive Vice President	2011 2010 2009	392,200 379,500 356,500	249,000 177,600 122,500	112,440 75,000 46,020	260,520 174,000 97,500	—	24,221 16,682 16,048	(8)	1,038,381 822,782 638,568
David C. Orf Senior Vice President – Marketing, Fleets and Specialized Equipment	2011 2010 2009	326,320 315,480	216,000 154,000	80,395 53,625	186,272 124,410	—	22,491 15,296	(9)	831,478 662,811
Steven L. Keller, Senior Vice President, Chief Financial Officer and Treasurer	2011 2010 2009	295,250 248,000 213,333	192,000 137,000 80,000	74,960 45,000 18,408	173,680 104,400 39,000	—	26,077 16,817 17,024	(10)	761,967 551,217 367,765

(1)	The 2011 amounts reflect cash performance bonuses paid in 2012, which were based upon 2011 performance; the 2010 amounts reflect cash performance bonuses paid in 2011, which were based upon 2010 performance; and the 2009 amounts reflect cash performance bonuses paid in 2010, which were based upon 2009 performance.
(2)

These amounts reflect the aggregate grant date fair value of the Class A RSU awards granted for 2011, and the Class A restricted stock awards granted for 2010 and 2009, computed in accordance with ASC 718 (except no assumptions for forfeitures were included). The assumptions used in the valuation of the Class A RSU awards and Class A restricted stock awards are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2011 Annual Report on Form 10-K, filed with the SEC on March 15, 2012. The grant date fair value of the Class A RSU awards and Class A restricted stock awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market. All Class A RSU awards and Class A restricted stock awards were granted under the 2007 Long-Term Incentive Plan.

(3)	These amounts reflect the aggregate grant date fair value of the Class A stock options granted in the respective year, computed in accordance with ASC 718 (except no assumptions for forfeitures were included). The assumptions used in the valuation of the Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2011 Annual Report on Form 10-K, filed with the SEC on March 15, 2012. All stock options were granted under the 2007 Long-Term Incentive Plan.
(4)	There were no above-market or preferential earnings on deferred compensation under the Company’s Deferred Compensation Plan.
(5)	The value of perquisites and other personal benefits reported in a named executive officer’s Form W-2 may not necessarily reflect the value reported in this column, due to applicable Internal Revenue Service guidelines.
(6)	This amount reflects (a) the cost of term life insurance premiums paid by the Company on behalf of W. Marvin Rush totaling $36,402; (b) the cost of an annual physical; (c) the cost of medical, dental and vision insurance premiums paid by the Company on behalf of W. Marvin Rush; (d) the cost of long-term disability insurance premiums paid by the Company on behalf of W. Marvin Rush; (e) the cost of installation and monitoring a home security system at W. Marvin Rush’s primary residence; (f) rewards points earned from purchases using Company credit cards; (g) an automobile allowance of $40,200; (h) a gas allowance; (i) the incremental cost of personal use of the Company-owned aircraft totaling $222,439; and (j) the incremental cost of personal use of the Company’s ranch. Additionally, Mr. Rush’s personal automobile was covered under the Company’s fleet insurance policy and he received reserved parking at the Company’s offices during 2011. Because the Company did not incur any incremental costs in connection with these two perquisites, there is no value attributed to them in the table.

The incremental cost of personal use of Company-owned aircraft by a named executive officer is calculated based upon the Company’s direct operating cost. This methodology calculates the incremental costs based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and similar variable costs. Because the aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology.

The incremental cost of personal use of the Company’s ranch by a named executive officer is calculated based upon an estimated nightly room and board charge of $60.00 per person for the named executive officer and his guests, if any, and the costs assigned to any game killed by the named executive officer or his guests.

The value of rewards points earned by a named executive officer from purchases using Company credit cards is calculated by multiplying the number of points received by such named executive officer by $.005, which is the rate that participants in American Express’s® Membership Rewards Program® may redeem points for travelers’ checks. American Express® will redeem 20,000 points in exchange for a $100 traveler’s check.

The value of all other perquisites is based upon the Company’s actual costs. The Company did not reimburse its named executive officers for income taxes imputed to them for receipt of the above perquisites and other benefits.

(7)	This amount reflects (a) the cost of term life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $6,000; (b) the cost of an annual physical; (c) the cost of long-term disability insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush; (d) the cost of medical, dental and vision insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush; (e) rewards points earned from purchases using Company credit cards totaling $21,518; (f) the incremental cost of personal use of a Company-owned automobile totaling $22,464; (g) a gas allowance; (h) the incremental cost of personal use of the Company’s ranch totaling $16,010; (i) the cost of universal whole life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $51,774; and (j) the incremental cost of personal use of the Company-owned aircraft totaling $32,893. The universal whole life insurance policy is on the life of W. Marvin Rush, and W.M. “Rusty” Rush is the sole beneficiary. The purpose of this policy is to allow W.M. “Rusty” Rush to pay a portion of the estate taxes on his father’s estate in the event of his father’s death to decrease the risk of W.M. “Rusty” Rush being forced to sell shares of the Company’s Common Stock to pay such estate taxes. Additionally, W.M. “Rusty” Rush received automobile insurance under the Company’s fleet insurance policy and reserved parking at the Company’s offices during 2011. Because the Company did not incur any incremental costs in connection with these two perquisites, there is no value attributed to them in the table.

The incremental cost of personal use of a Company-owned automobile is equal to the depreciation amount recognized by the Company for the vehicle used by W.M. “Rusty” Rush in 2011.

(8)	This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Naegelin; (b) rewards points earned from purchases using Company credit cards; (c) an automobile allowance; (d) a gas allowance; and (e) matching contributions to the Company’s 401(k) plan. Mr. Naegelin also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(9)	This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Orf; (b) an automobile allowance; (c) a gas allowance; (d) rewards points earned from purchases using Company credit cards; and (e) matching contributions to the Company’s 401(k) plan. Mr. Orf also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.
(10)	This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Keller; (b) the cost of an annual physical; (c) an automobile allowance; (d) a gas allowance, (e) rewards points earned from purchases using Company credit cards; and (f) matching contributions to the Company’s 401(k) plan. Mr. Keller also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

2011 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date(1)	Date of Compensation Committee Action(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number Of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
W. Marvin Rush	3/15/11	3/10/11	12,000			224,880
	3/15/11	3/10/11		60,000	18.74	521,040
W. M. “Rusty” Rush	3/15/11	3/10/11	15,000			281,100
	3/15/11	3/10/11		75,000	18.74	651,300
Martin A. Naegelin, Jr.	3/15/11	3/10/11	6,000			112,440
	3/15/11	3/10/11		30,000	18.74	260,520
David C. Orf	3/15/11	3/10/11	4,290			80,395
	3/15/11	3/10/11		21,450	18.74	186,272
Steven L. Keller	3/15/11	3/10/11	4,000			74,960
	3/15/11	3/10/11		20,000	18.74	173,680

(1)	The “Grant Date” is the effective date of the respective equity awards and the “Date of Compensation Committee Action” is the date that the Compensation Committee approved the effective grant date and number of securities underlying the equity awards reported in the table.
(2)	The amounts reflect the annual Class A RSU awards and Class A stock options, as applicable, that were granted to the named executive officers under the 2007 Long-Term Incentive Plan in 2011. The stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. The RSU awards vest in one-third increments beginning on the first anniversary of the grant date.
(3)	The exercise price of each Class A stock option is equal to the closing market price on the grant date of the Company’s Class A Common Stock as quoted on the NASDAQ® Global Select Market.
(4)

The amounts reflect the aggregate grant date fair value of the Class A RSU awards and Class A stock options, as applicable, that were granted in 2011, computed in accordance with ASC 718 (except no assumptions for forfeitures were included). The assumptions used in the valuation of the Class A RSU awards and Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2011 Annual Report on Form 10-K, filed with the SEC on March 15, 2012. The grant date fair value of the Class A RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)							Stock Awards
		Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)				Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
		Exercisable		Unexercisable
Name	Grant Date(2)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
W. Marvin Rush	3/15/2007	6		19,998		12.77	3/15/2017
	3/14/2008	4		26,664		15.52	3/15/2018
	3/14/2008
	3/13/2009			60,000		7.67	3/15/2019
	3/13/2009							4,000	83,680
	3/15/2010			60,000		12.50	3/15/2020
	3/15/2010							8,000	167,360
	3/15/2011			60,000
	3/15/2011							12,000	251,040
W.M. “Rusty” Rush	3/15/2002	17,250	10,749			2.35	3/15/2012
	3/15/2003		42,996			2.49	3/15/2013
	3/15/2004		30,000			7.95	3/15/2014
	3/15/2005	45,000				10.51	3/15/2015
	3/15/2006	45,000				12.91	3/15/2016
	3/15/2007	50,003		24,997		12.77	3/15/2017
	3/14/2008	16,670		33,330		15.52	3/15/2018
	3/13/2009			75,000		7.67	3/15/2019
	3/13/2009							5,000	104,600
	3/15/2010			75,000		12.50	3/15/2020
	3/15/2010							10,000	209,200
	3/15/2011			75,000		18.74	3/15/2021
	3/15/2011							15,000	313,800
Martin A. Naegelin, Jr.	3/15/2005	16,500				10.51	3/15/2015
	3/15/2006	16,500				12.91	3/15/2016
	3/15/2007	20,001		9,999		12.77	3/15/2017
	3/14/2008	6,668		13,332		15.52	3/15/2018
	3/13/2009			30,000		7.67	3/15/2019
	3/13/2009							2,000	41,840
	3/15/2010			30,000		12.50	3/15/2020
	3/15/2010							4,000	83,680
	3/15/2011			30,000		18.74	3/15/2021
	3/15/2011							6,000	125,520
David C. Orf	3/15/2003	10,500				2.43	3/15/2013
	3/15/2004	10,500				7.97	3/15/2014
	3/15/2005	19,312				10.51	3/15/2015
	3/15/2006	19,312				12.91	3/15/2016
	3/15/2007	14,151		7,074		12.77	3/15/2017
	3/14/2008	4,768		9,532		15.52	3/15/2018
	3/13/2009			21,450		7.67	3/15/2019
	3/13/2009							1,430	29,916
	3/15/2010			21,450		12.50	3/15/2020
	3/15/2010							2,860	59,831
	3/15/2011			21,450		18.74	3/15/2021
	3/15/2011							4,290	89,747

	Option Awards(1)							Stock Awards
		Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)				Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
		Exercisable		Unexercisable
Name	Grant Date(2)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
Steven L. Keller	3/15/2002	877	877			2.35	3/15/2012
	3/15/2003	3,501				2.43	3/15/2013
	3/15/2004	2,625				7.97	3/15/2014
	3/15/2005	3,750				10.51	3/15/2015
	3/15/2006	3,750				12.91	3/15/2016
	3/15/2007	2,750		1,375		12.77	3/15/2017
	3/14/2008	1,700		3,400		15.52	3/15/2018
	3/13/2009			12,000		7.67	3/15/2019
	3/13/2009							800	16,736
	3/15/2010			18,000		12.50	3/15/2020
	3/15/2010							2,400	50,208
	3/15/2011			20,000		18.74	3/15/2021
	3/15/2011							4,000	83,680

(1)	To the extent applicable, all stock options and exercise prices reported in the table have been adjusted for the 3-for-2 stock split effected on October 10, 2007.
(2)	For better understanding of the table, an additional column showing the grant date of the equity awards has been included. All stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. All RSU awards and restricted stocks awards vest in one-third increments beginning on the first anniversary of the grant date.
(3)	With respect to awards made before March 15, 2011, amounts reflect restricted stock awards for the Company’s Class A Common Stock. With respect to awards made on or after March 15, 2011, amounts reflect RSU awards for the Company’s Class A Common Stock.
(4)

The market value of Class A RSU awards and restricted stock awards is determined using the closing market price of $20.92 per share as quoted on the NASDAQ® Global Select Market for our Class A Common Stock on December 30, 2011, the last business day of the 2011 fiscal year. The amounts reflected are not necessarily indicative of the amounts that may be realized by our named executive officers.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2011 for our named executives.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
W. Marvin Rush	143,328	48,499	1,036,475	515,650	10,666	199,881
W. M. “Rusty” Rush	14,201	14,201	245,890	209,110	13,333	249,860
Martin A. Naegelin, Jr.	—	3,502	—	53,265	5,333	99,940
David C. Orf	—	—	—	—	3,813	71,456
Steven L. Keller	—	—	—	—	2,340	43,852

(1)	The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our respective class of Common Stock. The market price is equal to the sale price of our Class A Common Stock and Class B Common Stock, as applicable, on the date of exercise.
(2)

The value realized on the vesting of the Class A restricted stock awards is equal to the number of shares of restricted stock vested multiplied by the closing sale price of our Class A Common Stock as quoted on the NASDAQ® Global Select Market on the vesting date ($18.74).

2011 NONQUALIFIED DEFERRED COMPENSATION

The following table contains information about Mr. Keller’s nonqualified deferred compensation at December 31, 2011, as he is the only named executive officer who has participated in the Company’s Deferred Compensation Plan since its inception in 2011.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
W. Marvin Rush	—	—	—	—	—
W. M. “Rusty” Rush	—	—	—	—	—
Martin A. Naegelin, Jr.	—	—	—	—	—
David C. Orf	—	—	—	—	—
Steven L. Keller	6,054	—	(194)	—	5,860

(1)	This amount is included in the “salary” column of the 2011 Summary Compensation Table for 2011.
(2)	The amounts reflected in this column represent the net amounts credited to the Deferred Compensation Plan accounts of the respective named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the 2011 Summary Compensation Table.
(3)	The amount reflected in this column includes $5,860 for Mr. Keller that was previously reported as compensation in the 2011 Summary Compensation Table for 2011.

Beginning with compensation earned in 2011, certain highly compensated employees, which included the named executive officers, and the directors of the Company were eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation (including, as applicable, salary, cash bonuses, RSUs granted by the Company under the Company’s Long-Term Incentive Plan (the “LTIP”), dividend equivalents paid on any RSUs granted under the LTIP, and director fees), subject to any satisfaction of other withholding requirements and any limitations set by the Company. All amounts deferred under the Deferred Compensation Plan by a participant are fully and immediately vested.

The Deferred Compensation Plan is designed to allow participants an opportunity to defer income they are not able to defer under the Company’s 401(k) plan because of certain limitations under the Internal Revenue Code that apply to 401(k) plans. The Company can make employer contributions to the accounts of Deferred Compensation Plan participants similar to the contributions it makes under the Company’s 401(k) plan, such as matching and profit sharing contributions. Any matching contributions are immediately vested. Other types of Company contributions generally vest evenly over five years of service (vesting is accelerated upon death, disability, or retirement). All of the listed officers would be fully vested in Company contributions under the Deferred Compensation Plan because they each have over five years of service.

The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs. The Deferred Compensation Plan offers on a notional basis the same investment choices as the Company’s 401(k) plan. Participants can make changes to their investment elections at any time, subject to any limitations set by the plan’s administrator. Dividends on RSUs are based on dividends paid with respect to the Company’s Common Stock.

Participants receive distributions in either lump sums or installments upon death, disability, separation from service, or at a preselected date, all subject to the election and distribution provisions of the Deferred Compensation Plan. Participants may receive a distribution at an earlier date under specific circumstances, such as the occurrence of an unforeseeable emergency. Each participant is an unsecured creditor of the Company with respect to payment of the participant’s accounts under the Deferred Compensation Plan. Subject to certain limitations, the Company reserves the right to amend or terminate the Deferred Compensation Plan.

Severance and Change of Control Arrangements

Executive Transition Plan

On July 23, 2008, the Board of Directors of the Company, acting on the recommendation of the Company’s Compensation Committee, adopted the Rush Enterprises, Inc. Executive Transition Plan (the “Transition Plan”). In general, the Transition Plan is designed to provide certain protections to key employees, including the named executive officers, in the event their employment is involuntarily terminated, including in connection with a “change in control” (as defined below) of the Company. The protections provided by the Transition Plan are intended to (a) alleviate personal uncertainties that arise in connection with certain business exigencies, including a change in control of the Company, thereby allowing key employees to focus their attention and energy on the Company’s business without distractions, which assists in the Company maximizing shareholder value, (b) provide greater retention rates among key employees, and (c) assist the Company in recruiting qualified personnel to fill key positions within the Company in the future.

The Transition Plan replaced the named executive officers’ existing employment agreements with the Company. As a condition to the named executive officers participating in the Transition Plan, each named executive officer agreed to terminate any existing employment agreement with the Company. The Transition Plan was intended to provide benefits that were substantially similar to the named executive officers’ prior employment agreements, including change of control and severance arrangements. Another objective of the Transition Plan was to standardize the change in control and severance benefits provided to the executive officers and other key employees of the Company. The Compensation Committee considered the reasonableness of the change in control and severance arrangements prior to the implementation of the Transition Plan and deemed such terms reasonable to achieve the underlying purposes of the Transition Plan, including retaining and attracting highly qualified executives and other key employees.

In addition to the Company’s named executive officers, other executive officers and key employees participate in the Transition Plan. Participants in the Transition Plan are designated by the Compensation Committee, in its sole discretion, as Level 1, Level 2, Level 3 or Level 4. The Compensation Committee determined the appropriate benefits levels of the named executive officers based on a variety of factors, including the officer’s position with the Company, number of years of employment with the Company and level of responsibility within the Company. The named executive officers were selected to participate in the Transition Plan at the following levels:

Level
W. Marvin Rush	1
W.M. “Rusty” Rush	1
Martin A. Naegelin, Jr.	2
David C. Orf	2
Steven L. Keller	2

Participants, including the named executive officers, are entitled to severance benefits under the Transition Plan in the following two scenarios:

•	Involuntary Termination (as defined below) in conjunction with a Change in Control (as defined below) of the Company; and

•	Involuntary Termination absent a Change in Control of the Company.

Generally, the primary severance benefits payable to the named executive officers under the Transition Plan, based upon whether they are a Level 1 or Level 2 participant, are as follows:

	Level 1 participant		Level 2 participant
Severance Benefits (1)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)
Cash payments (2)	4 times base salary	4 times base salary	2 times base salary, plus 2 times highest annual cash bonus received in any of the previous 5 years	1 times base salary, plus 1/2 times annual cash bonus received in prior year
Acceleration of equity awards	Yes	No	Yes	No
Continuation of life and health insurance (3)	48 months or, if earlier, until eligible for such coverage with a successor employer	48 months or, if earlier, until eligible for such coverage with a successor employer	24 months or, if earlier, until eligible for such coverage with a successor employer	12 months or, if earlier, until eligible for such coverage with a successor employer
Entitled to tax gross-up payments(4)	Yes	Yes	Yes	Yes

(1)	All severance payments under the Transition Plan are subject to the participant’s continuing compliance with noncompetition, nonsolicitation and confidentiality covenants following his or her termination. The term of the noncompetition and nonsolicitation covenant is 48 months for a Level 1 participant and up to 24 months for a Level 2 participant following termination, and the term of the confidentiality covenant is forever. Upon breach of one or more of these covenants, the participant (a) is not entitled to any further severance benefits and (b) must reimburse the Company for any severance benefits he or she previously received, or the value thereof.
(2)	All cash payments due to a Level 1 participant are required to be paid in a single lump sum amount as soon as administratively practicable after the Level 1 participant’s Involuntary Termination, but in all cases, no later than two and one half months following the fiscal year in which the Level 1 participant is involuntarily terminated. Generally, all cash payments due to a Level 2 participant are required to be paid in equal monthly installments over a one-year period beginning with the first month following the month in which the Level 2 participant was involuntarily terminated.
(3)	If the continuation of health care coverage is not permitted by the Company’s group health plan or under applicable law, the Company will provide COBRA continuation coverage to such terminated participant and/or any spouse or dependents, at the Company’s sole expense, if and to the extent any of such persons elects and are entitled to receive COBRA continuation coverage.
(4)	If any payment or benefit (collectively, “Severance”) received or to be received by a named executive officer from the Company pursuant to the terms of the Transition Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall pay the named executive officer an additional amount (the “Gross-Up Payment”) so that the net amount the named executive officer retains, after deduction of the excise tax on the Severance and any federal, state, and local income tax and the excise tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by a named executive officer with respect thereto, shall be equal to the total present value (using the applicable federal rate in such calculation) of the Severance at the time such Severance is to be paid. At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments.

The Compensation Committee may terminate a participant’s participation in the Transition Plan upon 60 days prior written notice to the participant; provided that no participant’s participation in the Transition Plan may be terminated within two years after a Change in Control (as defined below) of the Company without the participant’s prior written consent.

These arrangements also provide for a tax gross-up payment in the event that any participant is subject to the excise tax imposed on certain excess parachute payments pursuant to Section 4999 of the Internal Revenue Code. The Compensation Committee included the tax gross-up provisions in the Transition Plan because many participants in the Transition Plan had existing employment agreements that included such provisions, and the Compensation Committee required each participant’s employment agreement to be terminated in order to participate in the Transition Plan. At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments.

The change of control and severance payments and benefits due to the named executive officers under the Transition Plan were set in the Compensation Committee’s subjective judgment and discretion at levels substantially similar to what the named executive officers were entitled to receive in their previously existing employment agreements and not upon a formula-driven framework. Additionally, the Compensation Committee set such payments and benefits at levels it believed to be consistent with the external labor market for similar-level executives, taking into account their respective levels of seniority and responsibility. The Compensation Committee evaluates the change in control and severance arrangements separately from the named executive officers’ individual pay components and total direct compensation. Consequently, the Compensation Committee did not consider the payout and benefit terms of the Transition Plan in approving the named executive officers’ individual pay components and total direct compensation levels in 2011.

Key definitions used in the Transition Plan include the following:

• “Involuntary Termination” means termination of a participant’s employment with the Company (a) by the Company for any reason other than Cause (as defined below), death, or Disability (as defined below); or (b) by the participant for Good Reason (as defined below).

• “Cause” means (a) a conviction or plea of guilty or nolo contendre to a felony or other crime involving moral turpitude; (b) a commission of fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company’s Board of Directors; (c) willful failure or refusal to carry out the material responsibilities of the participant’s employment, as reasonably determined by the Company’s Board of Directors; or (d) gross negligence, willful misconduct, or engaging in a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company’s Board of Directors.

• “Disability” means the inability of a participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Compensation Committee.

• “Good Reason” means (a) a diminution in the participant’s position, duties, responsibilities or authority or the assignment to the participant of duties or responsibilities that are materially inconsistent with his or her status or position; (b) a reduction in the participant’s annual base salary; (c) following a Change in Control (as defined below), a reduction in the participant’s target incentive award opportunities; (d) following a Change in Control, the relocation of the participant’s principal place of employment by more than 50 miles from the current location; (e) in connection with a Change in Control, a successor or acquiring company failing to assume the obligations of the Transition Plan; or (f) with respect to a Level 1 or Level 2 participant, following a Change in Control a Level 1 or Level 2 participant disagrees with the philosophy or policies of the successor or acquiring company. The Company has 30 days to cure any act or omission that the participant deems to constitute Good Reason.

• “Change in Control” means the occurrence of any of the following: (a) any person (other than W. Marvin Rush, W.M. “Rusty” Rush and certain other exempted persons) becomes the beneficial owner of Company securities representing 40% or more of the combined voting power of the Company’s then outstanding voting securities; (b) Incumbent Directors (as defined below) cease for any reason to constitute a majority of the directors then serving; (c) the consummation of a merger or consolidation of the Company with any other entity; (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (e) any other transaction or event occurs that is resolved by the Company’s Board of Directors to be a “Change in Control” for purposes of the Transition Plan.

• “Incumbent Director” means (a) any member of the Company’s Board of Directors on March 31, 2008, or (b) any individual appointed or elected to the Company’s Board of Directors after March 31, 2008, if their appointment or election is approved by at least two-thirds of the incumbent directors in office at the time of such approval or recommendation.

Long-Term Incentive Plans

Under the terms of the Company’s 2007 Long-Term Incentive Plan, the Company’s 1996 Long-Term Incentive Plan and the related forms of stock option agreements, restricted stock award agreements, and RSU award agreements, as applicable (collectively, “Incentive Plans”), unvested equity awards are subject to a modified vesting schedule upon the “Retirement” (as defined below), death or disability of a participant, including each named executive officer. Upon Retirement, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will continue to vest pursuant to their respective vesting schedule for so long as such officer does not become an employee of a competitor of the Company. Upon death or disability, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will immediately vest.

“Retirement” means an employee terminating his or her relationship with the Company following at least 10 years of service and after reaching the age of 60.

The table below quantifies the potential payments to the named executive officers upon termination of their employment, including termination following a Change in Control of the Company, pursuant to the terms of the Transition Plan and the Incentive Plans.

2011 POTENTIAL PAYMENTS UPON TERMINATION(1)

Name	Benefit	Involuntary Termination absent a Change in Control ($)		Involuntary Termination upon a Change in Control ($)		Death/ Disability ($)		Retirement ($)
W. Marvin Rush	Cash payments	4,000,032	(2)	4,000,032	(2)	—		—
	Acceleration of equity awards	—		2,240,109	(3)	2,240,109	(3)	2,240,109	(4)
	Continuation of life and health insurance	252,404	(5)	252,404	(5)	—		—
	280G Gross-Up (6)	—		2,102,475		—		—
Total		4,252,436		8,595,020		2,240,109		2,240,109
W.M. “Rusty” Rush	Cash payments	4,400,064	(2)	4,400,064	(2)	—		—
	Acceleration of equity awards	—		2,800,133	(3)	2,800,133	(3)	—
	Continuation of life and health insurance	278,188	(5)	278,188	(5)	—		—
	280G Gross-Up (6)	—		2,729,127		—		—
Total		4,678,252		10,207,512		2,800,133		—
Martin A. Naegelin, Jr.	Cash payments	541,950	(7)	1,332,900	(8)	—		—
	Acceleration of equity awards	—		1,120,055	(3)	1,120,055	(3)	—
	Continuation of life and health insurance	11,452	(9)	22,904	(10)	—		—
	280G Gross-Up (6)	—		814,740		—		—
Total		553,402		3,290,599		1,120,055		—
David C. Orf	Cash payments	455,028	(7)	1,126,056	(8)	—		—
	Acceleration of equity awards	—		800,223	(3)	800,223	(3)	800,223	(4)
	Continuation of life and health insurance	12,820	(9)	25,640	(10)	—		—
	280G Gross-Up (6)	—		649,751		—		—
Total		467,848		2,601,670		800,223		800,223
Steven L. Keller	Cash payments	419,400	(7)	1,030,800	(8)	—		—
	Acceleration of equity awards	—		534,354	(3)	534,354	(3)	—
	Continuation of life and health insurance	11,308	(9)	22,616	(10)	—		—
	280G Gross-Up (6)	—		563,821		—		—
Total		430,708		2,151,591		534,354		—

(1)	Amounts reflected in the table were calculated assuming a December 30, 2011, termination date, which was the last business day of the 2011 fiscal year. Each named executive officer is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for Cause. These amounts include base salary, unused vacation pay and other benefits such named executive officer may be entitled to receive under applicable employee benefit plans, and are not reflected in the table. The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the named executive officers are estimated to receive upon termination. The named executive officers are not entitled to any Additional Compensation in the event they are terminated for Cause. The actual amounts to be paid to an officer can only be determined at the time of his actual termination.

The term “Involuntary Termination” has the same meaning in this table as it does in the Transition Plan, which is set forth on page 54 of this proxy statement.

(2)	The amount reflects four times the respective named executive officer’s current rate of base salary.
(3)

The amount reflects the value of accelerating the respective officer’s unvested equity awards upon termination, death or disability. This value is based upon the closing sale price of the Company’s Class A Common Stock, as quoted on the NASDAQ® Global Select Market on December 30, 2011, of $20.92.

(4)

The amount reflects the value of unvested equity awards held by W. Marvin Rush and David C. Orf on December 30, 2011, that would generally continue to vest upon retirement in accordance with their original vesting schedule. This value is based upon the closing sale price of the Company’s Class A Common Stock, as quoted on the NASDAQ® Global Select Market on December 30, 2011, of $20.92. The other named executive officers have not met the age limit to qualify for this benefit under the Incentive Plans.

(5)	The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 48 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2011.
(6)	The Section 280G excise tax gross-up payment on an actual termination may differ based on factors such as timing of employment termination and payments, methodology for valuing stock options, future stock option exercises, changes in compensation, and reasonable compensation analyses the Company is required to make.
(7)	The amount reflects the sum of (a) the respective named executive officer’s current rate of base salary, and (b) one-half times his annual cash bonus received for the 2011 calendar year.
(8)	The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, and (b) two times his highest annual cash bonus received in any of the previous five years.
(9)	The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 12 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2011.
(10)	The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 24 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2011.

Compensation Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

Harold D. Marshall, Chair

Thomas A. Akin

James C. Underwood

Gerald R. Szczepanski

Compensation Committee Interlocks and Insider Participation

In 2011, the Compensation Committee consisted of the following directors: Harold D. Marshall, Chair, James C. Underwood, Gerald R. Szczepanski and Thomas A. Akin. During the 2011 fiscal year, none of the Company’s executive officers served on either the Company’s Compensation Committee or the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors. No current or past officer or employee of the Company served on the Compensation Committee during the 2011 fiscal year. Messrs. Marshall and Akin each have certain relationships with Texstar National Bank. For a further description of these relationships, see “Certain Relationships and Related Transactions” set forth below in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership on Forms 3, 4 and 5 with the SEC. These reporting persons are required by the SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on review of the Section 16(a) forms received by the Company, or written representations from reporting persons that no such forms were required to be filed, as applicable, the Company believes that the reporting persons complied with all of the Section 16(a) filing requirements during the 2011 fiscal year.

Certain Relationships and Related Transactions

A subsidiary of the Company leases office space to Texstar National Bank (“Texstar”). W. Marvin Rush, Chairman; W.M. “Rusty” Rush, President and Chief Executive Officer; Daryl J. Gorup, Senior Vice President – Dealership Operations; and nonemployee directors, including Harold D. Marshall and Thomas A. Akin, own 60.53%, 1.45%, 1.76%, 1.53%, and 2.34%, respectively, of Texstar’s capital stock. W. Marvin Rush, W.M. “Rusty” Rush and Thomas A. Akin are also members of Texstar’s Board of Directors. Since 2006, Texstar has leased office space from a subsidiary of the Company on arm’s-length terms. The current lease term expires in December 2016. The current monthly rental rate is $13,218 and Texstar made lease payments totaling $158,620 in 2011.

The Company’s Audit Committee reviews and approves all “related-person transactions” (as defined by the SEC) as required by the NASDAQ® Global Select Market and the applicable rules of the SEC. The Audit Committee periodically reassesses these transactions to ensure their continued appropriateness. These responsibilities are set forth in the Audit Committee charter. The above transaction was previously approved by the Board of Directors.

OTHER MATTERS

Other Business Presented at the Annual Meeting

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the annual meeting. If any other matters should properly arise at the annual meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

Where You Can Find More Information

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s Common Stock is quoted on the NASDAQ® Global Select Market.

You may request a copy of the Company’s filings (other than exhibits, which are not specifically incorporated by reference therein) at no cost by writing us at the following address:

Rush Enterprises, Inc.

555 IH-35 South, Suite 500

New Braunfels, Texas 78130

Attention: Derrek Weaver

ANNUAL MEETING OF SHAREHOLDERS OF RUSH ENTERPRISES, INC. May 15, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2011 Annual Report, the proxy statement and any other additional soliciting materials are available at http://investor.rushenterprises.com/annuals.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. (1) ELECTION OF DIRECTORS The Board of Directors recommends a vote “FOR” all nominees O W. Marvin Rush O W.M. “Rusty” Rush O James C. Underwood O Harold D. Marshall O Thomas A. Akin O Gerald R. Szczepanski (2) PROPOSALTO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR. The Board of Directors recommends a vote FOR Proposal 2. all as more particularly described in the Proxy Statement dated April 4, 2012, relating to the Annual Meeting, receipt of which is hereby acknowledged. The undersigned shareholder also acknowledges receipt of the Notice of Annual Meeting of Shareholders. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x. P.l ea.s e. d.e ta.c h. a n.d .m a.i l i.n t.h e. e n.v e.lo p.e .p ro.v id.e d

0 14475 RUSH ENTERPRISES, INC. PROXY – ANNUAL MEETING OF SHAREHOLDERS – MAY 15, 2012 This Proxy is solicited on behalf of the Board of Directors The undersigned shareholder of Rush Enterprises, Inc. (the “Company”) hereby appoints Steven L. Keller and Martin A. Naegelin, Jr., and each of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 15, 2012, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, the number of votes that the undersigned would be entitled to cast if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all of the nominees listed in Proposal 1 and FOR ratification of the appointment of Ernst & Young LLP in Proposal 2. (Continued and to be signed on the reverse side)